UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

Filed by the Registrant [X]    Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[   ]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to §240.14a-12

Citizens Community Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[X]	Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid: $1,172.00
2)	Form, Schedule or Registration Statement No.: PRE14A
3)	Filing Party: Citizens Community Bancorp
4)	Date Filed: March 17, 2005

NEXT PAGE

[CITIZENS COMMUNITY BANCORP LETTERHEAD]

YOUR VOTE IS VERY IMPORTANT

May 13, 2005

Dear Shareholder:

            You are cordially invited to attend a special meeting of shareholders of Citizens Community Bancorp. The meeting will be held at the Citizens Community Federal offices at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin on Thursday, June 16, 2005, at 10:00 a.m., local time.

            At the special meeting, you will be asked to approve the issuance of 715,391 additional shares of our common stock, subject to adjustment, to Citizens Community MHC in connection with a merger of Community Plus Savings Bank, Rochester Hills, Michigan into our subsidiary, Citizens Community Federal.

            The completion of the merger with Community Plus Savings Bank is subject to certain conditions, including the approval of the proposal to issue additional shares of our common stock to Citizens Community MHC by the affirmative vote of our outstanding shares of common stock, excluding shares held by Citizens Community MHC. We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

            Our board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" approval of the proposal to issue additional shares of our common stock to Citizens Community MHC in connection with the merger.

            It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

            Thank you for your cooperation.

Sincerely, /s/ James G. Cooley James G. Cooley President and Chief Executive Officer

NEXT PAGE

CITIZENS COMMUNITY BANCORP
2174 EastRidge Center
Eau Claire, Wisconsin 54701
(715) 836-9994

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on June 16, 2005

            Notice is hereby given that a special meeting of shareholders of Citizens Community Bancorp will be held at Citizens Community Federal's offices at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire Wisconsin, on June 16, 2005, at 10:00 a.m. local time.

            A proxy card and a proxy statement for the special meeting are enclosed.

            The special meeting is for the purpose of considering and voting on the following proposal:

The approval of the issuance of 715,391 shares of common stock, $0.01 par value, of Citizens Community Bancorp, subject to adjustment, to Citizens Community MHC pursuant to the Agreement and Plan of Merger, dated as of January 6, 2005, by and among Citizens Community MHC, Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank, pursuant to which Community Plus Savings Bank will merge with and into Citizens Community Federal.

Shareholders also will transact such other business as may properly come before the special meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the special meeting.

            The Board of Directors has fixed the close of business on May 6, 2005, as the record date for the special meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card, which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the special meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ James G. Cooley James G. Cooley President and Chief Executive Officer

Eau Claire, Wisconsin
May 13, 2005

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the special meeting. A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

NEXT PAGE

Questions and Answers About the Meeting

Question: What am I being asked to vote on and how does the board of directors recommend that I vote?

Answer: You are being asked to vote on one matter:

the issuance of 715,391 shares of our common stock, subject to adjustment, to Citizens Community MHC as part of the merger of Community Plus Savings Bank with and into Citizens Community Federal, the wholly owned subsidiary of Citizens Community Bancorp.

Our board of directors has determined that the issuance of 715,391 shares of our common stock, subject to adjustment, to Citizens Community MHC as part of the merger with Community Plus Savings Bank is in the best interests of our shareholders and unanimously recommends that you vote "FOR" issuance of the shares.

Question: Why are we merging with Community Plus Savings Bank?

Answer: We believe that the merger will benefit our customers, employees and shareholders by creating a stronger financial institution that will be better positioned to compete in the financial services industry by offering its financial products and services in a broader market and through more efficient operations. To review our reasons for the merger in greater detail, see page 18.

Question: What votes are required in connection with the proposed merger?

Answer: The Office of Thrift Supervision is requiring the issuance of 715,391 shares of our common stock, subject to adjustment, to Citizens Community MHC to be approved by the affirmative vote of a majority of our outstanding shares of common stock, as well as a majority of our outstanding shares of common stock, excluding shares owned by Citizens Community MHC. The approval of the merger agreement also requires the affirmative vote of a majority of the votes eligible to be cast by Community Plus Savings Bank's members.

Question: How will the merger effect my shares?

Answer: Your shares will remain outstanding and will not change as a result of the merger. However, as a result of the issuance of 715,391 shares of our common stock to Citizens Community MHC, our shareholders (except Citizens Community MHC) are expected to experience a dilution in ownership interest of approximately 19.3% when the new shares are issued.

Question: When is the merger expected to be completed?

Answer: We expect to complete the merger as soon as practicable after receiving all required shareholder, member and regulatory approvals and after any waiting periods specified in the regulatory approvals have lapsed. We currently expect to complete the merger during the second calendar quarter of 2005.

Question: What are the tax consequences of the merger to me?

Answer: You should not recognize any gain or loss for federal income tax purposes solely as a result of the merger or the share issuance.

Question: What should I do now?

Answer: After you have carefully read this document, please indicate on your proxy card how you want to vote. Then, sign, date and mail the proxy card in the enclosed prepaid envelope as soon as possible. This will enable your shares to be represented at the meeting.

Question: If my shares are held in a stock brokerage account or by a bank or other nominee (i.e., in "street name") will my shares automatically be voted for me?

Answer: Your broker will not be able to vote your shares, unless you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker on the proposal to issue additional shares, your shares will not be voted, and this will have the effect of voting against the issuance of shares to Citizens Community MHC. Please check the voting form used by your broker to see if it offers telephonic or Internet voting.

NEXT PAGE

Question: Who can help answer my questions?

Answer: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Johnny Thompson
Citizens Community Bancorp
2174 EastRidge Center
Eau Claire, Wisconsin 54701
(715) 836-9994

Summary

This summary highlights selected information from this proxy statement and does not contain all the information that is important to you. For a more complete description of the terms of the proposed merger, we urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, attached as Appendix A.

THE COMPANIES

Citizens Community Bancorp Citizens Community Federal Citizens Community MHC 2174 EastRidge Center Eau Claire, Wisconsin 54701 (715) 836-9994	Citizens Community Bancorp is a federally chartered stock holding company and the parent company of Citizens Community Federal. Citizens Community Federal is a federally chartered stock savings bank headquartered in Eau Claire, Wisconsin. Citizens Community Federal operates through ten banking centers servicing the communities of Eau Claire, Buffalo, Jackson, Sauk, Barron and Chippewa Counties in Wisconsin and Blue Earth and Washington Counties in Minnesota. Citizens Community Federal is a community-oriented financial institution serving consumers and small businesses. Currently, 68.4% of our outstanding common stock is owned by Citizens Community MHC, a federally chartered mutual holding company. At December 31, 2004, we had total assets of $168.5 million, deposits of $129.1 million and stockholders' equity of $19.8 million.

Community Plus Savings Bank 310 W. Tienken Road Rochester Hills, Michigan 48306 (248) 651-8202	Community Plus Savings Bank is a federally chartered mutual savings bank headquartered in Rochester Hills, Michigan. It operates through two banking offices located in Rochester Hills and Lake Orion, Michigan. Community Plus Savings Bank is a community-oriented financial institution serving consumers and small businesses. At December 31, 2004, Community Plus Savings Bank had total assets of $46.4 million, deposits of $42.0 million and total equity of $4.1 million.

2
NEXT PAGE

THE SPECIAL MEETING

Place, Date and Time (page 14)	The special meeting of shareholders will be held at Citizens Community Federal's offices located at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin on Thursday, June 16, 2005 at 10:00 a.m., local time.

Purpose of the Meeting (page 14)	At the special meeting, you will be asked to approve the issuance of 715,391 shares of our common stock, subject to adjustment, to Citizens Community MHC, and to transact any other business that may properly come before the meeting.

Who Can Vote at the Meeting (page 14)	You can vote at the special meeting if you owned shares of our common stock at the close of business on May 6, 2005. You will be able to cast one vote for each share of our common stock you owned at that time. As of May 6, 2005, there were 3,015,518 shares of our common stock outstanding, including 2,063,100 shares held by Citizens Community MHC.

What Vote is Required to Approve the Issuance of Additional Shares of Common Stock (page 14)	The Office of Thrift Supervision is requiring the issuance of 715,391 additional shares to be approved by a majority of the outstanding shares of our common stock, excluding shares owned by Citizens Community MHC. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. As of May 6, 2005, our directors and executive officers owned approximately 8.1% of our outstanding common stock, or 25.5% of the shares held by persons other than Citizens Community MHC. Citizens Community MHC and each of our directors and executive officers have indicated to us that they intend to vote their shares of common stock in favor of the proposal to issue additional shares.

THE MERGER

A copy of the merger agreement is provided as Appendix A to this proxy statement. Please read the entire merger agreement carefully. It is the legal document that governs the merger.

Overview of the Transaction	In March 2004, we reorganized Citizens Community Federal into a stock savings bank with a mutual holding company structure. As part of that transaction we sold shares to our customers in a subscription offering. The majority of Citizens Community Bancorp's outstanding shares were retained by Citizens Community MHC. As a result of the reorganization, our current organization structure is as follows:

3
NEXT PAGE

Under the merger agreement, Community Plus Savings Bank will merge with and into Citizens Community Federal. Citizens Community Federal will be the surviving institution. In connection with the merger, we will issue shares of our common stock to Citizens Community MHC in an amount equal to the value of Community Plus Savings Bank as determined by an independent appraisal.

After the merger, our ownership structure will be as follows:

Each Outstanding Share of Our Common Stock Will Remain Unchanged in the Merger	Each of your shares of our common stock will remain outstanding and unchanged in the merger. However, as a result of the issuance of an additional 715,391 shares of our stock (based on the average closing price of our common stock for the fifteen trading days ended on May 6, 2005) to Citizens Community MHC, you are expected to experience a dilution in ownership interest of approximately 19.3% when the new shares are issued.

Members of Community Plus Savings Bank will not receive any shares of our common stock in the merger.

4
NEXT PAGE

Issuance of Our Shares to Citizens Community MHC (page 16)	In connection with the merger, the Office of Thrift Supervision, as the primary federal regulator of Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank, will require us to issue shares of our common stock to Citizens Community MHC in an amount equal to the value of Community Plus Savings Bank as determined by an independent appraiser. The independent appraisal has been prepared by RP Financial, LC. ("RP Financial"), Community Plus Savings Bank's financial advisor. RP Financial stated that the preliminary estimate of the value of Community Plus Savings Bank was $9.25 million as of December 21, 2004. This appraisal was finalized later, on January 21, 2005. Based on the $15.09 average closing price of our common stock for the fifteen trading days ended December 21, 2004, this would have resulted in us issuing 612,989 shares of common stock to Citizens Community MHC. Issuing 612,989 shares would cause you to experience a dilution in ownership interest of approximately 17.1%. The number of shares actually issued to Citizens Community MHC at the time of merger will be adjusted to reflect any changes in the independent appraisal of Community Plus Savings Bank and the average closing price of our common stock at the time the merger is consummated, which could result in an increase or decrease in the dilution.

Our Stock Price	Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "CZWI." On January 5, 2005, which was the last trading day before the merger was announced, our common stock closed at $14.90 per share. On May 6, 2005, which is the last practicable trading day before the printing of this document, our common stock closed at $13.00 per share.

Tax Consequences of the Merger (page 17)	We have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be a "reorganization" for federal income tax purposes and, as your shares of Citizens Community Bancorp common stock will remain unchanged, you will not recognize any gain or loss for federal income tax purposes upon completion of the merger or the issuance of additional shares of our common stock to Citizens Community MHC.

Our Board of Directors Recommends that You Vote to Approve the Issuance of Additional Shares (page 18)	Our board of directors believes that the issuance of additional shares of our common stock to Citizens Community MHC in connection with the merger is fair to and in the best interests of our shareholders, and unanimously recommends that you vote "FOR" the proposal to approve the issuance of additional shares of our common stock in connection with the merger.

For a discussion of the factors considered by our board of directors in approving the merger agreement, see page 18.

Community Plus Savings Bank's
Independent Appraiser Has Determined
the Value of Community Plus Savings
Bank to Establish the Number of Shares
of Our Common Stock That We Must
Issue to Citizens Community MHC
(page 19)	RP Financial has delivered to the Community Plus Savings Bank board of directors its written appraisal of the value of Community Plus Savings Bank, as of January 21, 2005 for filing with the Office of Thrift Supervision. A summary of the appraisal is contained on pages 19 through 21. You should read the summary to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by RP Financial in providing this appraisal. This appraisal, as updated, will be used to establish the number of shares of our common stock that we will be required to issue to Citizens Community MHC in connection with the merger. Community Plus Savings Bank agreed to pay RP Financial approximately $27,500 for preparation of the appraisal and the appraisal update, plus expenses, all of which has been paid.

5
NEXT PAGE

Our Financial Advisor Has Reviewed the Appraised Value of Community Plus Savings Bank and Determined That the Merger and the Number of Shares to be Issued Are Fair to Our Shareholders (page 21)	Keefe, Bruyette & Woods, Inc., our financial advisor, has reviewed RP Financial's appraisal of Community Plus Savings Bank's value. Additionally, our board of directors received an opinion from Keefe, Bruyette & Woods, Inc., that the merger and the issuance of shares of our common stock to Citizens Community MHC are fair, from a financial point of view, to our shareholders. Our board considered this opinion in determining to approve the merger and the share issuance. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc., in providing its opinion. Keefe, Bruyette & Woods, Inc.'s opinion is directed to our board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger or the share issuance. We have agreed to pay Keefe, Bruyette & Woods, Inc., approximately $35,000, plus expenses, for its services in connection with the merger, all of which has been paid. Keefe, Bruyette & Woods, Inc., has previously provided us with services in connection with our reorganization to the mutual holding company form of organization for which Keefe, Bruyette & Woods, Inc., was paid $110,254.

Certain of Our Obligations in Connection with the Merger (page 26)	In the merger agreement, we agreed to take certain actions with regard to Community Plus Savings Bank's directors and officers. These include:

  offering employment as Senior Vice President of the Community Plus Division of Citizens Community Federal to Brian P. Ashley, President and Chief Executive Officer of Community Plus Savings Bank;

  providing Mr. Ashley with a three-year employment agreement and participation in Citizens Community Federal's executive supplemental retirement income plan in substitution and replacement for all existing benefits, including the employment agreements that Community Plus Savings Bank previously entered into with Mr. Ashley;

  indemnifying Community Plus Savings Bank's directors and officers and insurance for such directors and officers for events occurring before the merger;

  appointing Mr. Ashley to the board of directors of Citizens Community Federal; and

  appointing the current members of Community Plus Savings Bank's board of directors, other than Mr. Ashley, to a newly formed advisory board of Citizens Community Federal and providing these advisory directors participation in the Citizens Community Federal Directors' Retirement Plan.

Regulatory Approval Needed to Complete the Merger (page 27)	The merger cannot be completed unless it is first approved by the Office of Thrift Supervision. The application for approval is under consideration by the Office of Thrift Supervision.

Conditions to Completing the Merger (page 28)	The completion of the merger depends on a number of conditions being met. These conditions include:
approval of the stock issuance by our shareholders; approval of the merger agreement by Community Plus Savings Bank's members;

6
NEXT PAGE

  approval of the merger by the Office of Thrift Supervision without any condition or requirement that would so materially affect the economic benefits of the merger that, had the condition or requirement been known, we would not have entered into the merger agreement;

  the continued accuracy of certain representations and warranties made on the date of the merger agreement; and

  the absence of material adverse changes in certain aspects of Community Plus Savings Bank's operations and financial position.

We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Proposals (page 28)	Community Plus Savings Bank has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. Despite its agreement not to solicit other acquisition proposals, the Community Plus Savings Bank board of directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that its board of directors determines in good faith:

  after consultation with and based upon the written advice of its legal counsel, that failing to take such actions would cause the board to breach its fiduciary duties under applicable law; and

  after consultation with its financial advisor, that such proposal would be more favorable to the Community Plus Savings Bank members than the merger with Citizens Community Federal.

Terminating the Merger Agreement (page 29)	Citizens Community Bancorp and Community Plus Savings Bank can agree at any time not to complete the merger, even if our shareholders and Community Plus Savings Bank's members have approved it. Also, either of us can decide to terminate the merger agreement:

  in response to a material breach by the other party, which is not or cannot be cured within 30 days;

  if the merger is not completed by December 31, 2005;

  if any required regulatory, shareholder or member approval is not obtained; or

  in response to a withdrawal of the board of directors of its recommendation to approve the merger agreement or a modification or qualification of its recommendation in a manner adverse to the other party.

Community Plus Savings Bank also may terminate the merger agreement if its board of directors authorizes Community Plus Savings Bank to enter into an agreement with a third party that the Community Plus Savings Bank board determines in good faith, after consulting with its financial advisor, is a superior proposal to the Citizens Community Federal merger. In this case, Community Plus Savings Bank must give us three days in which to match or exceed the superior proposal.

7
NEXT PAGE

Termination Fee (page 29)	If the merger agreement is validly terminated by Community Plus Savings Bank due to a material breach of the merger agreement by us (that cannot be cured within 30 days), or if our board withdraws, modifies or qualifies its recommendation to approve the stock issuance by Citizens Community Bancorp to Citizens Community MHC, we must pay Community Plus Savings Bank a termination fee of $175,000. If the agreement is terminated because Community Plus Savings Bank enters into another merger agreement with a third party, Community Plus Savings Bank must pay us a termination fee of $175,000. We are also entitled to the termination fee if the agreement is terminated because of a willful or intentional material breach of the merger agreement by Community Plus Savings Bank or if the board of Community Plus Savings Bank withdraws, modifies or qualifies its recommendation to approve the merger agreement.

8
NEXT PAGE

Selected Historical Consolidated Financial Information for
Citizens Community Bancorp

            The data presented at December 31, 2004 and for the three months then ended is derived from the unaudited financial statements of Citizens Community Bancorp but, in the opinion of management, reflects all adjustments necessary to present fairly the results for that interim period. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended December 31, 2004, are not necessarily indicative of the results of operations that may be expected for the year ended September 30, 2005. The selected consolidated financial information of Citizens Community Bancorp at and for the years ended September 30, 2004, 2003 and 2002 is derived from the audited financial statements of Citizens Community Bancorp and should be read in conjunction with the financial statements and accompanying notes of Citizens Community Bancorp. A copy of Citizens Community Bancorp's 2004 Annual Report and Form 10-QSB for the quarter ended December 31, 2004 is being provided to our shareholders with a copy of this proxy statement. For periods before March 29, 2004, the table reflects data for Citizens Community Federal.

	At December 31, 2004	At September 30,
		2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$168,546	$161,980	$130,400	$115,257
Loans receivable, net	158,949	152,376	123,107	104,091
Interest-bearing certificates of deposit	--	--	--	1,485
Deposits	129,073	127,976	114,963	104,429
Total borrowings	18,500	13,500	3,700	--
Total equity	19,799	19,606	10,991	10,393

	For the Three Months Ended December 31, 2004	For the Year Ended September 30,
		2004	2003	2002
	(In thousands)

Selected Operations Data:
Total interest income	$2,657	$9,619	$8,880	$8,493
Total interest expense	787	2,889	3,178	3,859
Net interest income	1,870	6,730	5,702	4,634
Provision for loan losses	100	396	406	375
Net interest income after provision for loan losses	1,770	6,334	5,296	4,259
Fees and service charges	262	1,038	1,009	821
Gain (loss) on sales of loans, mortgage-backed securities and investment securities	--	--	--	--
Other non-interest income	103	331	323	286
Total non-interest income	365	1,369	1,332	1,107
Total non-interest expense	1,796	6,323	5,641	4,675
Income before taxes	340	1,380	987	691
Income tax provision(1)	140	543	390	27
Net income	$ 200	$ 837	$ 597	$ 664

9
NEXT PAGE

	At or For the Three Months Ended December 31, 2004	At or For the Year Ended September 30,
		2004	2003	2002
	(In thousands)
Selected Financial Ratios and Other Data
Performance Ratios(2):
Return on assets (ratio of net income to average total assets)	0.48%	0.57%	0.49%	0.60%
Return on equity (ratio of net income to average equity)	4.02%	5.47%	5.59%	6.61%
Interest rate spread information
Average during period	4.61%	4.50%	4.82%	4.30%
End of period	4.57%	4.59%	4.80%	4.74%
Net interest margin	4.73%	4.70%	4.90%	4.39%
Ratio of operating expense to average total assets	4.31%	4.33%	4.59%	4.19%
Ratio of average interest-bearing assets to average interest bearing liabilities	1.08%	1.10%	1.05%	1.03%

Quality Ratios
Non-performing assets to total assets at end of period	0.45%	0.43%	0.43%	0.53%
Allowance for loan losses to non- performing loans	78.59%	79.51%	82.92%	65.36%
Allowance for loan losses to net loans	0.38%	0.36%	0.38%	0.34%

Capital Ratios
Equity to total assets at end of period	11.75%	12.10%	8.43%	9.02%
Average equity to average assets	11.92%	10.46%	8.70%	9.01%

Other Data
Number of full-service offices	10	10(3)	8	7

(1)	Until its conversion to a federally chartered mutual savings bank on December 10, 2001, Citizens Community Federal was a credit union, exempt from federal and state income taxes. Had Citizens Community Federal been subject to federal and state income taxes for the entire fiscal year ended September 30, 2002, income tax expense would have been approximately $273,000, net income would have been approximately $418,000, return on assets would have been approximately 0.37% and return on equity would have been approximately 4.15%.
(2)	Ratios for three months have been annualized.
(3)	Includes Oakdale, Minnesota Branch, which opened on October 1, 2004.

10
NEXT PAGE

Selected Historical Financial Information for
Community Plus Savings Bank

            The selected financial information of Community Plus Savings Bank presented below is derived in part from the audited financial statements and should be read in conjunction with the financial statements and accompanying notes of Community Plus Savings Bank presented on Pages F-1 through F-16 in this proxy statement.

	At December 31,
	2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$46,430	$45,592	$43,978
Loans, receivable, net	28,073	33,004	29,670
Mortgage-backed and investment securities	4,073	2,359	1,045
Deposits	41,966	41,335	39,898
Total borrowings	---	---	---
Total equity	4,131	4,043	3,793

	For the Year Ended December 31,
	2004	2003	2002
	(In Thousands)

Selected Operations Data:
Total interest income	$1,728	$2,041	$2,318
Total interest expense	410	485	660
Net interest income	1,318	1,556	1,658
Provision for loan losses	19	45	13
Net interest income after provision for loan losses	1,299	1,511	1,646
Fees and service charges	311	331	340
Gain (loss) on sales of loans, mortgage-backed securities and investment securities	---	---	---
Other non-interest income	---	---	---
Total non-interest income	311	331	340
Total non-interest expense	1,496	1,490	1,546
Income before taxes	114	352	440
Income tax provision	28	107	136
Net income	$ 86	$ 245	$ 304

11
NEXT PAGE

	At or For the Year Ended December 31,
	2004	2003	2002

Selected Financial Ratios and Other Data
Performance Ratios:
Return on assets (ratio of net income to average total assets)	.19%	.53%	.71%
Return on equity (ratio of net income to average equity)	2.21%	6.23%	8.35%
Net interest margin	3.02%	3.54%	4.06%
Ratio of operating expense to average total assets	3.20%	3.31%	3.58%
Ratio of average interest-bearing assets to average interest bearing liabilities	1.29%	1.31%	1.30%

Quality Ratios
Non-performing assets to total assets at end of period	---	---	---
Allowance for loan losses to non-performing loans	---	---	---
Allowance for loan losses to net loans	.16%	.16%	.21%

Capital Ratios
Equity to total assets at end of period	8.90%	8.87%	8.62%
Average equity to average assets	8.81%	8.55%	8.50%

Other Data
Number of full-service offices	2	2	2

12
NEXT PAGE

Summary Selected Pro Forma Combined Data

            The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

            We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during this period.

            Because we have a September 30 fiscal year end and Community Plus Savings Bank has a December 31 fiscal year end, Community Plus Savings Bank's historical information has been adjusted to correspond to our fiscal year end. For the year ended September 30, 2004, Community Plus Savings Bank's historical information was calculated by adding the results for the nine months ended September 30, 2004 and the results for the three months ended December 31, 2003.

            You should read this summary pro forma information in conjunction with the information under "Pro Forma Financial Information" beginning on page 30.

	Three Months Ended December 31, 2004	Year Ended September 30, 2004
	(In thousands)
Pro Forma combined income statement data:
Interest and dividend income	$3,062	$11,869
Interest expense	888	3,299
Net interest and dividend income	2,174	8,570
Provision for loan losses	106	409
Net interest and dividend income after provision for loan losses	2,068	8,161
Noninterest income	378	1,406
Noninterest expense	2,244	8,095
Income before income tax expense	202	1,472
Income tax expense	80	566
Net income	$ 122	$ 906

December 31, 2004
(In thousands)
Pro forma combined balance sheet data:
Total assets	$220,923
Securities	4,073
Loans receivable, net	186,424
Deposits	171,057
FHLB advances	18,500
Total shareholders' equity	29,326

             Following the merger, the declaration of dividends will be at the discretion of our board of directors and will be determined after consideration of various factors, including earnings, cash requirements, our financial condition, applicable federal law and regulations and other factors deemed relevant by our board of directors. The merger agreement prohibits the payment of and distribution by Community Plus Savings Bank of any dividend to its members pending consummation of the merger.

13
NEXT PAGE

The Special Meeting of Shareholders

            This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at the special meeting of shareholders of Citizens Community Bancorp.

Place, Date and Time

            The annual meeting will be held at the Citizens Community Federal offices located at Banking Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin on Thursday, June 16, 2005 at 10:00 a.m., local time.

Purpose of the Meeting

            The purpose of the meeting is to consider and vote on a proposal to approve the issuance of 715,391 shares of our common stock, subject to adjustment, to Citizens Community MHC and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting; Record Date

            You are entitled to vote your Citizens Community Bancorp common stock only if the records of Citizens Community Bancorp show that you held your shares as of the close of business on May 6, 2005. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

            As of the close of business on May 6, 2005, a total of 3,015,518 shares of Citizens Community Bancorp common stock were outstanding, including 2,063,100 shares of common stock held by Citizens Community MHC. Each share of common stock has one vote. As provided in our charter, record holders of our common stock (other than Citizens Community MHC ) who beneficially own, either directly or indirectly, in excess of 10% of our outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

            If you are a shareholder of record as of the close of business on May 6, 2005 , you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

            Quorum. The special meeting will be held only if a majority of the outstanding shares of our common stock entitled to vote (excluding any shares held in excess of the 10% limit by persons other than Citizens Community MHC) are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum present, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve the issuance of additional shares of our common stock and, for this reason, may not vote shares held for beneficial owners for that proposal without specific instructions from the beneficial owners.

            Vote Required. Approval of the issuance of additional shares of our common stock requires the affirmative vote of a majority of our shares of common stock and a majority of the outstanding shares of our common stock excluding shares owned by Citizens Community MHC. Failure to return a properly executed proxy card or to vote in person and abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve the issuance of additional shares of our common stock.

            Citizens Community MHC owns 68.4% of the shares of common stock entitled to vote at the special meeting. Citizens Community MHC has indicated to us that it intends to vote such shares of common stock "FOR" the proposal, thereby ensuring a quorum at the special meeting.

14
NEXT PAGE

Shares Held by Officers and Directors; Voting Agreements

            As of May 6, 2005, our directors and executive officers owned approximately 8.1% of the outstanding shares of our common stock, or 25.5% of the shares held by persons other than Citizens Community MHC. All of our directors and executive officers have entered into voting agreements with Community Plus Savings Bank to vote all of the shares of our common stock owned by them in favor of the proposal to approve the issuance of additional shares of our common stock.

Voting by Proxy

            Our board of directors is sending you this proxy statement for the purpose of requesting that you allow your shares of Citizens Community Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the special meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors unanimously recommends a vote "FOR" approval of the proposal to issue additional shares of Citizens Community Bancorp common stock to Citizens Community MHC.

            If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their best judgement to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting to solicit additional proxies. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal. If the special meeting is postponed or adjourned, Citizens Community Bancorp common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the special meeting.

            If your common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

Revocability of Proxies

            You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise our Secretary in writing before your common stock has been voted at the special meeting, deliver a later dated proxy card, or attend the meeting and vote your shares in person. Attendance at the special meeting will not, by itself, constitute revocation of your proxy.

Solicitation of Proxies

            We will pay the cost of this proxy solicitation. In addition to solicitation of proxies by mail, we have retained Regan and Associates to assist in the solicitation of proxies. We will pay Regan and Associates $5,000, plus expenses. We have also agreed to indemnify Regan and Associates against certain liabilities and expenses, including liabilities under the federal securities laws. Proxies may also be solicited, in person or by telephone, by our directors, officers and other employees, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Participants in Citizens Community Bank's ESOP and 401(k) Plan

            If you participate in the Citizens Community Bancorp Employee Stock Ownership Plan (the "ESOP") or if you hold shares through the Citizens Community Federal Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan"), you will receive a vote authorization form from each plan that reflects all shares that you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of Citizens Community Bancorp common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Citizens Community Bancorp common stock held in the Employer Stock Fund credited to your account. The trustee will vote all shares of Citizens Community Bancorp common stock for which no directions are given or for which timely instructions were not received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan's trustee is June 9, 2005.

15
NEXT PAGE

The Issuance of Additional Shares
of Our Common Stock Pursuant to the Merger

            The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger. All information contained in this proxy statement with respect to Community Plus Savings Bank has been supplied by Community Plus Savings Bank for inclusion herein and has not been independently verified by us.

The Parties to the Merger

            Citizens Community Bancorp
            Citizens Community Federal
            Citizens Community MHC

            Citizens Community Bancorp became the federally chartered stock holding company for Citizens Community Federal in connection with the conversion of Citizens Community Federal from the mutual to stock form and the reorganization of Citizens Community Federal into a mutual holding company structure on March 29, 2004. In connection with the reorganization, Citizens Community MHC was organized and became the majority holder of Citizens Community Bancorp's outstanding common stock. As federally chartered savings and loan holding companies, Citizens Community Bancorp and Citizens Community MHC are regulated by the Office of Thrift Supervision. Since their formation, Citizens Community Bancorp's and Citizens Community MHC's principal activities have been to direct and coordinate the business of Citizens Community Federal. At December 31, 2004, we had total assets of $168.5 million, total deposits of $129.1 million and total shareholders' equity of $19.8 million.

            Citizens Community Federal, a federally chartered stock savings bank located in Eau Claire, Wisconsin was originally chartered as a credit union in 1938, and converted to a federal savings bank in 2001. Citizens Community Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Citizens Community Federal operates through ten banking centers in Eau Claire, Buffalo, Jackson, Sauk, Barron and Chippewa Counties in Wisconsin and Blue Earth and Washington Counties in Minnesota.

            Community Plus Savings Bank

            Community Plus Savings Bank, a federally chartered mutual savings bank headquartered in Rochester Hills, Michigan, was chartered as a credit union in 1954. Community Plus Savings Bank converted to a state savings association charter in 2002, and to a federal savings bank charter in April 2004. Community Plus Savings Bank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. At December 31, 2004, Community Plus Savings Bank had total assets of $46.4 million, total deposits of $42.0 million and capital of $4.1 million. Community Plus Savings Bank operates through two full-service banking offices located in Rochester Hills and Lake Orion, Michigan.

Form of the Merger

            The merger agreement provides for the merger of Community Plus Savings Bank with and into Citizens Community Federal. Citizens Community Federal will be the surviving institution of the merger. The merger agreement provides that we may change the structure utilized to combine with Community Plus Savings Bank, provided that any change cannot jeopardize receipt of any required regulatory approval in such a manner as to delay the consummation of the merger beyond December 31, 2005, adversely affect the rights of the depositors or members of Community Plus Savings Bank or change the benefits or other arrangements that the merger agreement provides will be made to or on behalf of Community Plus Savings Bank's directors, officers and employees.

We Will Issue Additional Shares to Citizens Community MHC

            Citizens Community MHC currently owns 68.4% of our outstanding common stock. As part of the merger, we will issue additional shares of our common stock to Citizens Community MHC in an amount equal to the value of Community Plus Savings Bank as determined by an independent appraisal. Community Plus Savings Bank's independent appraiser, RP Financial, has determined that the value of Community Plus Savings Bank was $9.25 million as of January 21, 2005. Keefe, Bruyette & Woods, Inc., our financial advisor, reviewed RP Financial's appraisal and determined that the appraised value in RP Financial's appraisal is fair to our shareholders and members.

            At the effective time of the merger, we will issue these shares to Citizens Community MHC to preserve the interests of the Community Plus Savings Bank members that are being transferred to Citizens Community MHC in the merger. The issuance of these shares to Citizens Community MHC will increase its ownership interest in Citizens Community Bancorp relative to that of other shareholders. Community Plus Savings Bank's members will become members of Citizens Community MHC after the merger and will have a pro rata interest in Citizens Community

16
NEXT PAGE

MHC's larger interest in Citizens Community Bancorp. After the merger, each member of Community Plus Savings Bank who continues to be a depositor of Citizens Community Federal, will have a membership interest in Citizens Community MHC, including liquidation rights based on the relative size of the members' deposit accounts to the deposit accounts of other members of Citizens Community MHC.

            To determine the amount of shares to be issued to Citizens Community MHC, RP Financial will divide the amount of its updated appraisal by the average of the closing bid price of our common stock over the 15 trading days that end on the fifth day before the effective date of the merger.

Community Plus Savings Bank's Deposit Accounts and Loans After the Merger

            All deposit accounts in Community Plus Savings Bank will continue to be insured up to applicable limits by the Federal Deposit Insurance Corporation in the same manner as these deposit accounts were insured immediately before the merger. In addition to a deposit account in Citizens Community Federal, each depositor of Community Plus Savings Bank who continues to be a depositor of Citizens Community Federal after the merger, will be a member of and have a pro rata ownership interest in the equity of Citizens Community MHC. This ownership interest only may be realized if Citizens Community MHC is liquidated. The ownership interest is based on the amount of a depositor's account relative to the deposit accounts of other members and has no tangible market value separate from the deposit account. Accordingly, if a depositor reduces or closes an account, the depositor's ownership interest in the equity of Citizens Community MHC will be reduced or eliminated.

            All loans of Community Plus Savings Bank will retain the same status that they had prior to the merger. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the merger.

Community Plus Savings Bank's Members Will Become Members of Citizens Community MHC

            As a federally chartered mutual holding company, Citizens Community MHC does not have authorized capital stock and, thus, has no shareholders. The merger will result in the depositors of Community Plus Savings Bank becoming depositors of Citizens Community Federal and, therefore, members of Citizens Community MHC as long as they continue to maintain a deposit account with Citizens Community Federal. These members will be entitled to vote on all questions requiring action by the members of Citizens Community MHC including, without limitation, the election of directors of Citizens Community MHC.

Community Plus Savings Bank's Members Will Have Subscription Rights if a Second-Step Conversion Occurs

            In the future, Citizens Community MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step" conversion. Under current Office of Thrift Supervision regulations, a second-step conversion requires the approval of a majority of the shares of our common stock, other than shares owned by Citizens Community MHC and a majority of the total votes eligible to be cast by Citizens Community MHC. In a second-step conversion, members of Citizens Community MHC at such time would have subscription rights to purchase shares of the converted Citizens Community MHC on a priority basis. Our shareholders would be entitled to exchange their shares of common stock for shares of the converted Citizens Community MHC. It is expected that our public shareholders would own the same percentage of the resulting entity as they owned immediately prior to the second-step conversion. Our board of directors has no current plan to undertake a second-step conversion transaction.

Material Federal Income Tax Consequences of the Merger

            This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document.

            Based upon facts and representations and assumptions regarding factual matters that were provided by Citizens Community Bancorp and by Community Plus Savings Bank, Silver, Freedman & Taff, L.L.P. has opined with respect to the material federal income tax consequences of the merger that: (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (2) Citizens Community Bancorp and Community Plus Savings Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and (3) as your shares of Citizens Community Bancorp common stock will remain unchanged, you should not recognize any gain or loss for federal income tax purposes upon the completion of the merger or the issuance of additional shares of our common stock to Citizens Community MHC. Neither Citizens Community Bancorp nor Community Plus Savings Bank has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Citizens Community Bancorp's shareholders or Community Plus Savings Bank's members of the transactions discussed in this proxy statement.

17
NEXT PAGE

Recommendation of Our Board; Our Reasons for the Merger and Issuance of the Shares

            Our board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" the approval of the issuance of additional shares of our common stock in connection with the merger.

            Our board of directors has determined that the issuance of additional shares in connection with the merger is fair to, and in the best interests of, Citizens Community Bancorp and Citizens Community Bancorp's shareholders. In approving the merger agreement and the share issuance, the board of directors consulted with legal counsel regarding its legal duties and the terms of the merger agreement. In arriving at its determination, the board of directors also considered a number of factors, including the following:
  No Consideration Being Paid to Community Plus Savings Bank's Members. Pursuant to the merger agreement, we are required to issue to Citizens Community MHC a number of shares equal to the appraised value of Community Plus Savings Bank; however, we will not be required to pay any consideration directly to any affiliated party, including Community Plus Savings Bank's members, in the merger.

  Due Diligence Review. Information concerning the businesses, earnings, operations, financial condition and prospects of Citizens Community Bancorp and Community Plus Savings Bank, both individually and as combined. Our board took into account the results of our due diligence review of Community Plus Savings Bank.

  Market and Product Expansion. The merger will give us an operations base in the northern suburbs of Detroit, with offices in Rochester Hills and Lake Orion, Michigan, which will allow us to expand our operations by attracting new customers and offering new loan products to existing customers of Community Plus Savings Bank.

  Greater Resources. The size of the combined company, which would permit us to pursue other acquisitions.

  Continuity of Management. That our management team immediately before the merger will remain intact following the merger.

  Fairness Opinion. The opinion rendered by Keefe, Bruyette & Woods, Inc., as our financial advisor, that the merger and the issuance of shares of our common stock to Citizens Community MHC are fair, from a financial point of view, to our shareholders.

  Cost Savings. The opportunities for decreasing operating expenses for the combined company.

  Current Environment. The current and prospective economic, competitive and regulatory environment facing Citizens Community Bancorp, Citizens Community Federal, Community Plus Savings Bank and the financial services industry.

  Termination Fee. The $175,000 termination fee to which we would be entitled under certain circumstances, or required to pay under certain circumstances.

  More Competitive. The board of directors' assessment that we would be better able to serve the convenience and needs of our customers and communities by becoming a larger institution better suited for competing against regional financial institutions in our market areas.

  Accretive to Cash Earnings. That, based on historical earnings for the year ended September 30, 2004, the merger is expected to be accretive to earnings by $.02 per share in the first year after the merger and the belief that the business and financial advantages contemplated in connection with the merger will likely be achieved within a reasonable time frame.

  Likelihood of Consummation. That Community Plus Savings Bank had thoroughly reviewed its strategic planning options and the likelihood that the proposed merger would receive the required approvals, and the anticipated impact of the foregoing on the successful consummation of the transaction.

  Intended to Receive Tax-Free Treatment. That the merger is intended to be tax-free for U.S. federal income tax purposes for our shareholders and Community Plus Savings Bank members.

   Community Plus Savings Bank's CRA Rating. The "satisfactory" Community Reinvestment Act rating at the most recent examination of Community Plus Savings Bank.

18
NEXT PAGE

            The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve and recommend the issuance of additional shares to Citizens Community MHC, our board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

The Independent Appraisal

            We are issuing additional shares to Citizens Community MHC to ensure that the value of Community Plus Savings Bank is transferred to the mutual interest in Citizens Community Bancorp. The number of shares to be issued is based on the pro forma market value of Community Plus Savings Bank, as determined by RP Financial, and the market price per share of our common stock. RP Financial utilized the market value approach to valuation, prepared in accordance with the written valuation guidelines of the Office of Thrift Supervision, applicable regulatory interpretations thereof and verbal guidance provided by the Office of Thrift Supervision staff regarding appropriate valuation methodologies for this type of transaction. Community Plus Savings Bank retained RP Financial to prepare the independent valuation. RP Financial received a fee of $25,000 for the initial valuation and was reimbursed for expenses incurred in preparing the independent appraisal. RP Financial will receive a $2,500 fee for each required updated valuation. Community Plus Savings Bank has agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

            The independent valuation was prepared by RP Financial in reliance upon audited financial information of Community Plus Savings Bank, unaudited internal financial statements, and the information contained in the proxy materials. RP Financial also considered the following factors, among others:
  the present and projected operating results and financial condition of Community Plus Savings Bank and the economic and demographic conditions in Community Plus Savings Bank's existing market area;

  Community Plus Savings Bank's historical financial and related operating information;

  a comparative evaluation of the operating and financial statistics of Community Plus Savings Bank with those of other publicly traded subsidiaries of mutual holding companies;

  the aggregate amount of the pro forma market valuation;

  the impact of the merger transaction on Community Plus Savings Bank's equity and earnings potential;

  the trading market for securities of other publicly traded subsidiaries of mutual holding companies;

  the pro forma effect of the merger on both Community Plus Savings Bank and Citizens Community Bancorp, including the issuance of new shares of Citizens Community Bancorp to Citizens Community MHC, the treatment of the merger using the purchase method of accounting and the resulting balance of intangible assets that will be created; and

  the pro forma effect of the valuation on our public shareholders, including the potential dilution in ownership interests and the impact on earnings per share and tangible book value per share of the merger.
            In applying the accepted valuation methodology set forth under the Office of Thrift Supervision valuation guidelines, RP Financial considered (1) the pro forma price-to earnings ratio, (2) the pro forma price-to-book value ratio and (3) the pro forma price-to-assets ratio. In determining the pro forma fair market value of Community Plus Savings Bank, it was assumed that:
  proceeds of $9.25 million were raised from the sale of common stock in a public offering;

  offering expenses were 8% of the proceeds;

  net proceeds had been invested at 2.75%; and

  a tax rate of 34% was applied to earnings on the net proceeds.

            RP Financial also assumed that stock benefit plans, in the form typically implemented in a mutual-to-stock conversion, had been implemented, including the purchase of 8% of the common stock by the employee stock

19
NEXT PAGE

ownership plan, which was amortized on a straight-line basis over ten years, and the purchase of 4% of the common stock by a recognition and retention plan, which was amortized on a straight-line basis over five years.

            The following table presents a summary of selected pricing ratios for the peer group companies used in RP Financial's valuation analysis, each of whom is in the mutual holding company form of organization and either listed on a national exchange or the Nasdaq Stock Market. In determining the following pricing ratios for the peer group companies, it was assumed that each entity was "fully-converted," meaning that each entity had sold all of the shares currently held by its mutual holding company in a second-step transaction.

            Additionally, the following table provides Community Plus Savings Bank's pro forma pricing ratios for earnings, book value and assets based on its fully-converted value of $9.25 million. The Community Plus Savings Bank pro forma pricing ratios were calculated based on the assumption that Community Plus Savings Bank sold $9.25 million of stock in a public offering. The net proceeds were assumed to be reinvested in interest-earning assets and added to Community Plus Savings Bank's capital and assets. Accordingly, the pricing ratios show the value of Community Plus Savings Bank assuming that it was to continue its operations as a fully-converted company rather than be acquired by us.

            Compared to the average fully-converted pricing ratios of the peer group, Community Plus Savings Bank's pro forma fully-converted pricing ratios indicated a 141.65% premium on a price-to-earnings basis, a 25.29% premium on a price-to-core-earnings basis, a discount of 18.66% on a price-to-book value basis, a 22.82% discount on a price-to-tangible-book-value basis and a discount of 24.15% percent on a price-to-assets basis.

	Fully Converted Equivalent Pro Forma Price- To-Earnings Multiple	Fully Converted Equivalent Pro Forma Price-To- Core Earnings Multiple	Fully Converted Equivalent Pro Forma Price-To- Book Value Ratio	Fully Converted Equivalent Pro Forma Price-To- Tangible Book Multiple	Fully Converted Equivalent Pro Forma Price-To- Assets Ratio
Community Plus Savings Bank	75.66x	43.65x	80.81%	80.81%	17.21%
Average of valuations of peer group companies as of January 21, 2005	31.31x	34.84x	99.35%	104.70%	22.69%
_________________
(1)	The per share price of Community Plus Savings Bank used in these calculations was $14.41, which was the average closing price of the shares of our common stock on the fifteen trading days ending on January 21, 2005. This method of valuing the shares was dictated by the merger agreement between the parties.

            On the basis of the foregoing, RP Financial gave Community Plus Savings Bank a $9.25 million preliminary estimate of its appraised valuation as of December 21, 2004 for purposes of considering the merger agreement. Based on the average closing price of our common stock of $15.09 per share for the fifteen trading days ended December 21, 2004, this preliminary valuation equates to the issuance of 612,989 shares of our common stock to Citizens Community MHC.

            The board of Community Plus Savings Bank reviewed the independent valuation and, in particular, considered: (1) Community Plus Savings Bank's anticipated financial condition and results of operations for the twelve months ended December 31, 2004; (2) financial comparisons in relation to other financial institutions, including other publicly traded subsidiaries of mutual holding companies; and (3) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated pro forma market value may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in Community Plus Savings Bank's financial condition or market conditions generally.

            Subsequent to the execution of the merger agreement and for purposes of inclusion in the regulatory applications seeking the approval of the merger by the Office of Thrift Supervision, RP Financial reaffirmed the pro forma valuation of Community Plus Savings Bank as of January 21, 2005, at $9.25 million. The independent appraisal of Community Plus Savings Bank will be updated at the time of the merger.

            If the estimated pro forma market value of Community Plus Savings Bank or average trading price of our common stock as determined pursuant to the merger agreement is different at the time of the merger, then the number

20
NEXT PAGE

of shares issued to Citizens Community MHC will change. An increase or decrease in the number of shares to be issued in the merger would affect the pro forma ownership interest of our public shareholders.

            The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares. RP Financial did not independently verify the financial statements and other information provided by Community Plus Savings Bank and us, nor did RP Financial value independently the assets or liabilities of the banks. The independent valuation considers Community Plus Savings Bank as a going concern. The independent valuation therefore should not be considered as an indication of liquidation value. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time.

            Copies of the appraisal report and valuation update of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office.

Opinion of Our Financial Advisor

            We retained Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm, on the basis of its reputation and experience to provide a written opinion as to the fairness, from a financial point of view, of the merger and the issuance of common stock to Citizens Community MHC as set forth in the merger agreement. Citizens Community Bancorp placed no limitations on Keefe, Bruyette & Woods, Inc. with respect to the investigation made, or procedures followed, by Keefe, Bruyette & Woods, Inc. in rendering its opinion.

            Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connections with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. Keefe, Bruyette & Woods, Inc. is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. Keefe, Bruyette & Woods, Inc. also reviewed the negotiated terms of the merger agreement.

            Pursuant to its engagement, Keefe, Bruyette & Woods, Inc. delivered its opinion to the Board of Directors of Citizens Community Bancorp that, as of January 6, 2005, the issuance of 612,989 additional shares of Citizens Community Bancorp common stock to Citizens Community MHC (based on a $9.25 million preliminary estimate of the appraised value of Community Plus Savings Bank by RP Financial as of December 21, 2004, and Citizens Community Bancorp's average closing price of $15.09 per share for the fifteen-day trading period ending December 21, 2004) was fair, from a financial point of view, to Citizens Community Bancorp's shareholders. Keefe, Bruyette & Woods, Inc. has consented to the inclusion herein of the summary of its opinion to the Citizens Community Bancorp Board of Directors and to the reference to the entire opinion attached hereto as Appendix B.

            The full text of the opinion of Keefe, Bruyette & Woods, Inc., which is attached as Appendix B to this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, Inc., and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods, Inc. set forth in this proxy statement is qualified in its entirety by reference to the opinion.

            Prior to rendering its opinion, Keefe, Bruyette & Woods, Inc. (i) reviewed publicly available financial data relating to Citizens Community Bancorp, including the annual reports to shareholders and Form 10-KSB for the year ended September 30, 2004, and annual financial statements for the year ended 2003 and 2002, and other information Keefe, Bruyette & Woods, Inc. deemed relevant; (ii) discussed with senior management the current position and prospective outlook for Citizens Community Bancorp; (iii) considered historical quotations and the prices of recorded transactions in Citizens Community Bancorp's common stock; (iv) reviewed financial and stock market data of other savings institutions, particularly in the Midwest region of the United States (v) reviewed the financial and structural terms of several other recent transactions involving mergers and acquisitions as well as several recent mutual-to-stock conversion valuations; (vi) reviewed financial data relating to Community Plus Savings Bank including: the December 31, 2003, 2002 and 2001 audited financial statements, the regulatory financial reports filed for the quarters ended March 31, June 30, and September 30, 2004, and other information we deemed relevant; (vii) reviewed RP Financial's preliminary estimate of the pro forma appraised value of Community Plus Savings Bank as of December 21, 2004; and (viii) performed other analyses which Keefe, Bruyette & Woods, Inc. considered appropriate.

            In rendering its opinion, Keefe, Bruyette & Woods, Inc., performed a variety of standard valuation techniques including, but not limited to, analysis of comparable public institutions, analysis of recent comparable acquisition transactions, discounted cash flow analysis, and a pro forma analysis of the combined institutions.

            Analysis of Comparable Public Institutions

            In rendering its opinion, Keefe, Bruyette & Woods, Inc. analyzed certain public institutions financially comparable to Community Plus Savings (the "Peer Group"). Keefe, Bruyette & Woods, Inc. compared the consideration issued to Citizens Community MHC relative to the market valuation of the Peer Group as of December

21
NEXT PAGE

21, 2004, based upon three industry-accepted ratios: price to book value, price to tangible book value and price to last twelve months' earnings. Keefe, Bruyette & Woods, Inc. examined the low, median and high values of the aforementioned ratios for the following Peer Group (i) all institutions in the Peer Group were thrift institutions and (ii) all institutions in the Peer Group had total assets under $100 million. Twenty-eight institutions met the above criteria and were used in the Comparable Public Institutions analysis. Only nineteen of those institutions has readily available pricing information to include in the analysis.

            Keefe, Bruyette & Woods, Inc. derived a range of pricing metrics for the aforementioned Peer Group, summarized the results and compared the range of values to the consideration issued to Citizens Community MHC. The comparable valuation parameters are presented in the table below:

	Price-to- Book Ratio	Price-to-Tangible Book Ratio	Price-to-Last- Twelve-Months Earnings

BancAffiliated, Inc.	120.7%	120.7%	9.4x
CCSB Financial Corp.	100.5%	100.5%	NM (2)
Community First Bancorp, Inc.	100.0%	100.0%	NM
Crazy Woman Creek Bancorp Incorporated	109.3%	111.6%	NA (3)
DSA Financial Corporation	101.7%	101.7%	NA
Farnsworth Bancorp, Inc.	138.3%	138.3%	13.9x
First Federal of Olathe Bancorp, Inc.	85.4%	85.4%	NA
First Niles Financial, Inc.	159.7%	159.7%	23.0x
FPB Financial Corp.	109.3%	109.3%	NA
Globe Bancorp, Inc.	94.7%	94.7%	26.8x
Home Building Bancorp, Inc.	98.1%	98.1%	34.3x
Home Financial Bancorp	112.4%	112.4%	21.4x
Indian Village Bancorp Inc.	99.5%	99.5%	19.6x
Mutual Community Savings Bank, Inc., SSB	60.7%	60.7%	34.5x
Rantoul First Bank, SB	156.9%	156.9%	NM
Redwood Financial, Incorporated	108.4%	108.4%	NA
Roebling Financial Corp, Inc.	224.4%	224.4%	31.8x
RSV Bancorp, Inc.	111.9%	111.9%	17.5x
SFB Bancorp, Inc.	95.8%	95.8%	NA

Low Value	60.7%	60.7%	9.4x
Median Value	108.4%	108.4%	22.2x
High Value	224.4%	224.4%	34.5x

Community Plus Savings Bank Acquisition Multiples (1)	80.3%	80.3%	44.7x
__________________
(1)	Based on the preliminary independent appraised valuation of Community Plus Savings Bank on a fully converted basis as of December 21, 2004.
(2)	NM means not meaningful because these institutions reported a net loss for the twelve-month period.
(3)	NA means not available because the institutions have no readily available pricing information.

            The price-to-book and price-to-tangible book acquisition multiples of 80.3% each for Community Plus Savings Bank are in the lower end of the range of 224.4% to 60.7% ratios for the Peer Group. Although the price-to-last-twelve-months earnings acquisition multiple of 44.7x for Community Plus Savings Bank is above the range of available ratios for the Peer Group that reported a loss for the twelve months.

            This analysis of comparable public institutions reflected in the table above summarizes only a portion of the information analyzed by Keefe, Bruyette & Woods, Inc. in analyzing the merger and is not a complete description of the analysis performed in rendering its fairness opinion. Selecting portions of the analysis conducted by Keefe, Bruyette & Woods, Inc. or isolating certain aspects of the institutions in the Peer Group, without considering all analyses and factors could result in an incomplete or misleading view of the process for evaluating the merger.

            Analysis of Recent Comparable Acquisition Transactions

            Keefe, Bruyette & Woods, Inc. also analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals ("Comparable Transactions"). Keefe, Bruyette & Woods, Inc. compared the acquisition price relative to three industry-accepted ratios: deal price to book value, deal price to tangible book value and deal price to last twelve months' earnings. The analysis included a comparison of the low, median and high values of the above ratios for pending and completed acquisitions, based on the following criteria: (i) all Comparable Transactions had a thrift institution target; (ii) all Comparable Transactions were announced after December 31, 2002;

22
NEXT PAGE

(iii) all Comparable Transactions had a target asset size less than $100 million; and (iv) all Comparable Transactions had a target located in the Midwest region. As a result of the transaction criteria, nine transactions were used in the analysis.

            Keefe, Bruyette & Woods, Inc. derived a range of pricing metrics for the Comparable Transactions, summarized the results and compared the range of values to the consideration issued to Citizens Community MHC. The comparable deal value parameters are presented in the table below:

	Price-to- Book Ratio	Price-to-Tangible Book Ratio	Price-to-Last- Twelve-Months Earnings

Blue River Bancshares Inc./Unified Banking	140.3%	140.3%	NM (2)
Bourbon Bancshares Inc./Kentucky First Bancorp Inc.	164.2%	164.2%	21.7x
First Defiance Financial/Genoa S&L Company	148.8%	150.5%	NM
Garfield Acquisition Corp./Lenox Savings Bank	133.9%	133.9%	NM
Generations Bancorp/Generations Bank	125.8%	125.8%	31.3x
Great River Holding Co/First Fed Hldg Co. of Morris	137.2%	137.2%	10.8x
Liberty Bancshares Inc./StateFed Financial Corp.	125.1%	125.1%	NM
MIVI Acquisition Corp./Mississippi View Holding Co.	133.7%	133.7%	7.5x
NS&L Acquisition Corp./NS&L Bancorp Inc.	151.4%	151.4%	31.2x

Low Value	125.1%	125.1%	7.5x
Median Value	137.2%	137.2%	21.7x
High Value	164.2%	164.2%	31.3x

Community Plus Savings Bank Acquisition Multiples (1)	80.3%	80.3%	44.7x
__________________
(1)	Based on the preliminary independent appraised valuation of Community Plus Savings Bank on a fully converted basis as of December 21, 2004.
(2)	NM means not meaningful because these institutions reported a net loss for the twelve-month period.

Keefe, Bruyette & Woods, Inc. viewed the Comparable Transactions as the most appropriate in deriving a comparable transaction value based on Community Plus Savings Bank's size, capital base and earnings. Keefe, Bruyette & Woods, Inc. viewed the three resulting metrics (price to book value, price to tangible book value and price to last twelve months earnings) from the Comparable Transactions as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

            The price-to-book and price-to-tangible book acquisition multiples of 80.3% each for Community Plus Savings Bank are below the range of 125.1% to 164.2% ratios for the Comparable Transactions. Although the price-to-last-twelve-months earnings acquisition multiple of 44.7x for Community Plus Savings Bank is above the range of available ratios for the Comparable Transactions, this ratio compares favorably to four target institutions in the Comparable Transactions that reported a loss for the twelve months.

            This analysis of recent comparable acquisition transactions reflected in the table above summarizes only a portion of the information analyzed by Keefe, Bruyette & Woods, Inc. in analyzing the merger and is not a complete description of the analysis performed in rendering its fairness opinion. Selecting portions of the analysis conducted by Keefe, Bruyette & Woods, Inc. or isolating certain aspects of the institutions in the Comparable Transactions, without considering all analyses and factors could result in an incomplete or misleading view of the process for evaluating the merger.

Discounted Cash Flow Analysis

            Keefe, Bruyette & Woods, Inc. performed a discounted cash flow analysis to estimate a range of present values of Community Plus Savings Bank. This range was determined by summing (i) the present value of the forecasted five year free cash flows of Community Plus Savings Bank and (ii) the present value of a terminal value in year five received by applying a range of price to earnings multiples.

            In calculating a terminal value for Community Plus Savings Bank's year five-cash flow, Keefe, Bruyette & Woods, Inc. applied a range of multiples between 16.0x and 20.0x. In performing this analysis, Keefe, Bruyette & Woods, Inc. used management estimates of cash flows for years one through three and applied a range of growth rates from 7% to 10% for years four and five. Keefe, Bruyette & Woods, Inc. discounted the combined cash flow stream and year five terminal value at a range of discount rates from 10.0% to 13.0%. Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods, Inc. estimated that the theoretical present value of Community Plus Savings Bank ranged between $9.32 million and $13.33 million.

23
NEXT PAGE

            The discounted cash flow analysis of Community Plus Savings Bank does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, terminal values, projected capital structure, and discount rates.

Pro Forma Analysis

            Keefe, Bruyette & Woods, Inc. also performed an analysis of the Citizens Community Bancorp and Community Plus Savings Bank combined to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (excluding the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, return on average equity, and tangible equity to assets.

            In performing its analysis, Keefe, Bruyette & Woods, Inc. relied on certain assumptions about both companies. For Citizens Community Bancorp, Keefe, Bruyette & Woods, Inc. relied on the following assumptions: (i) Citizens Community Bancorp's September 30, 2004 balance sheet and income statement data for the year ended September 30, 2004; (ii) the consideration to be paid to Citizens Community MHC as provided in the merger agreement, and (iii) a reduction in non-interest expenses as a result of the consolidation of certain duplicative back office functions, based on discussions with Citizens Community Bancorp's management. For Community Plus Savings Bank, Keefe, Bruyette & Woods, Inc. relied on Community Plus Savings Bank's September 30, 2004 balance sheet and income statement data for the twelve months ended September 30, 2004. In preparing this pro forma analysis, Keefe, Bruyette & Woods, Inc. did not adjust Community Plus Savings Bank's financial information to reflect the impact of a full conversion. Since the full conversion valuation was only used to derive the merger consideration and will not actually take place, Keefe, Bruyette & Woods, Inc. believes using financial information as of September 30, 2004 most accurately reflects the impact of the merger.

            Based on the aforementioned assumptions, Keefe, Bruyette & Woods, Inc. estimated that the combined company would have significantly higher assets, loans, and deposits, while at the same time remaining well-capitalized for regulatory capital purposes. In addition, Keefe, Bruyette & Woods, Inc. estimated that after the elimination of duplicative back office functions and full realization of anticipated cost savings, the combined company would have higher levels of net income and that Citizens Community Bancorp would realize a higher return on tangible equity and higher tangible book value per share. Although the merger is dilutive to earnings per share on a GAAP basis, Citizens Community Bancorp would realize higher levels of cash earnings per share.

24
NEXT PAGE

            The following table summarizes the pro forma impact of the merger:

	Citizens Community Bancorp	Community Plus Savings Bank	Adjustments		Pro Forma

	(At and for the twelve months ended September 30, 2004)

Assets ($000s)	161,980	46,293	5,383	[1]	213,656
Loans, net ($000s)	152,376	28,653	--		181,029
Deposits ($000s)	127,976	41,889	--		169,865
Equity ($000s)	19,606	4,174	5,383	[2]	29,163
Tangible Equity ($000s)	19,258	4,172			23,430

Tangible Equity to Assets (%)	11.91	9.01	--		11.27

Net Income ($000s)	837	203	(52)	[3]	988
Earnings per Share ($)	0.29	---			0.28
Cash Earnings per Share ($)	0.29	---			0.31
Book Value per Share ($)	6.45	---			7.98
Tangible Book Value per Share ($)	6.33	---			6.41
Shares Outstanding	3,041,750	---	612,989	[4]	3,654,739

_______________________

1. Net intangibles created in the transaction.
2. Elimination of target equity plus deal consideration.
3. After-tax impact of cost savings and amortization of the core deposit intangible.
4. Shares issued to Citizens Community, MHC.

            Keefe, Bruyette & Woods, Inc. also considered each company's contribution, on a pre-merger adjusted basis, relative to each company's respective ownership in the pro forma entity. The following contribution analysis measures each institution's proportionate contribution (on a pre-merger adjusted basis) to the pro forma entity's financial information relative to its respective ownership in the pro forma entity. The Pro Forma column in the following table is the sum of Citizens Community Bancorp and Community Plus Savings Bank columns, which represent financial information for the last twelve months ended September 30, 2004. The following table presents a contribution analysis for the merger:

				Contribution
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma	Citizens Community Bancorp	Community Plus Savings Bank
	(In thousands)
Assets ($)	161,980	46,293	208,273	78%	22%
Loans, net ($)	152,376	28,653	181,029	84%	16%
Deposits ($)	127,976	41,889	169,865	75%	25%
Equity ($)	19,606	4,174	23,780	82%	18%
Net Income ($)	837	$203	1,040	80%	20%

Ownership Shares	3,041,750	612,989	3,654,739	83%	17%

            Community Plus Savings Bank's contribution to the pro forma entity based on assets, deposits, equity and net income is proportionately higher than its representative ownership stake in the pro forma entity, which supports the fairness, from a financial point of view, of the consideration paid in the merger.

            In preparing the contribution analysis, Keefe, Bruyette & Woods, Inc. did not adjust Community Plus Savings Bank's financial information to reflect the impact of a full conversion. Since the full conversion valuation was only used to derive the merger consideration and will not actually take place, Keefe, Bruyette & Woods, Inc. believes using financial information as of September 30, 2004 most accurately reflects the impact of the merger.

             Conclusion

            Given that the value of the consideration to be paid in the merger, as of the date of the opinion, is in the lower end of the range of comparable public institutions and below the range of comparable transactions on a price to book value and price to tangible book value basis and is below the implied theoretical range of present values, Keefe, Bruyette & Woods, Inc. believes that this analysis supports the fairness, from a financial point of view, to Citizens Community Bancorp of the issuance of the shares of its common stock to be issued to Citizens Community MHC as provided in the merger agreement.

25
NEXT PAGE

            As a result of its pro forma analysis, Keefe, Bruyette & Woods, Inc. concluded that the merger with Community Plus Savings Bank would create a larger, more competitive financial institution with a broader geographic footprint that would create the size and scale to remain competitive in a rapidly changing financial services competitive landscape. The stronger financial institution as a result of the merger, combined with the estimated cash earnings per share accretion, tangible book value per share accretion and the shares contributed by Community Plus Savings Bank are less than the equity and net income contributed supports the fairness of the merger consideration to the stockholders of Citizens Community Bancorp from a financial point of view.

            Based on the above analyses, Keefe, Bruyette & Woods, Inc. concluded that the consideration was fair, from a financial point of view, to shareholders of Citizens Community Bancorp. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods, Inc. and should not be construed independent of the other information considered by Keefe, Bruyette & Woods, Inc. in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods, Inc.'s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

            In rendering its opinion, Keefe, Bruyette & Woods, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by Citizens Community Bancorp and Community Plus Savings Bank. In its review, with the consent of the Citizens Community Bancorp Board, Keefe, Bruyette & Woods, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Citizens Community Bancorp or Community Plus Savings Bank.

            The fairness opinion of Keefe, Bruyette & Woods, Inc. is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the Merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Citizens Community Bancorp as to how such stockholder should vote with respect to the merger proposal.

            Furthermore, Keefe, Bruyette & Woods, Inc. expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

            In preparing its analysis, Keefe, Bruyette & Woods, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Inc. and Citizens Community Bancorp. The analyses performed by Keefe, Bruyette & Woods, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

            Keefe, Bruyette & Woods, Inc. will receive a fee of $35,000 for services rendered in connection with issuing a fairness opinion regarding the merger. As of the date of this proxy statement, Keefe, Bruyette & Woods, Inc. has received $25,000 of such fee, the remainder of the fee is due upon approval by our shareholders of the issuance of shares to Citizens Community MHC. In addition, Citizens Community Bancorp has agreed to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities, including liabilities under the federal securities laws. Prior to execution of the Keefe, Bruyette & Woods, Inc. Engagement Letter, Keefe, Bruyette & Woods, Inc., provided Citizens Community Bancorp with consulting and appraisal services. The revenues derived from these services are insignificant when compared to the firm's total gross revenues.

Certain of Our Obligations in Connection with the Merger

            Some members of the management and board of directors of Community Plus Savings Bank may have interests in the merger. Our board of directors was aware of these interests and considered them in approving the merger agreement.

            Employment of Brian P. Ashley. Citizens Community Federal has agreed that on the closing date of the merger, it will offer Brian P. Ashley, the current President and Chief Executive Officer of Community Plus Savings Bank, employment as Senior Vice President of the Community Plus Division of Citizens Community Federal. Mr. Ashleys compensation as Senior Vice President of Citizens Community Federal will be the same as it is with Community Plus Savings Bank at the time of the merger.

            Employment Agreement with Brian P. Ashley. Mr. Ashley currently has an employment agreement with Community Plus Savings Bank. This agreement provides him with certain employee benefits including salary and severance payments upon involuntary termination of employment for other than cause. It is currently expected that Mr. Ashley will continue his employment with Citizens Community Federal following the merger and that he will execute a new three-year employment agreement with Citizens Community Federal, which will be in substitution of and a replacement for all existing agreements and benefits he currently has with Community Plus Savings Bank. Mr. Ashley also will be entitled to participate in Citizens Community Federal's executive supplemental retirement income plan.

26
NEXT PAGE

            Appointment of Community Plus Savings Bank Board Member to the Board of Citizens Community Federal. Upon completion of the merger, Mr. Ashley will be appointed to the Citizens Community Federal board of directors. He will be appointed to the class of directors whose term expires in 2007. In accordance with the Citizens Community Federal Bylaws, Mr. Ashley will be required to stand for election at the next annual meeting following the effective date of the merger. Following the closing of the merger, Mr. Ashley will be entitled to receive the same board and committee fees paid to other inside directors.

            Appointment of Community Plus Savings Bank Board Members to the Advisory Board of Citizens Community Federal. Upon completion of the merger, Citizens Community Federal will appoint each current member of the former board of directors of Community Plus Savings Bank, other than Mr. Ashley, to a newly established advisory board. Following the closing of the merger, each of these directors will be entitled to receive $300 per meeting attended and the ability to participate in Citizens Community Federal's directors' retirement plan.

            Protection of Our Directors and Officers Against Claims. For a period of six years, Citizens Community Federal has agreed to indemnify and hold harmless each of our present and former directors and officers from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger, to the fullest extent allowed under federal law and our charter and bylaws. Citizens Community Federal will advance any related costs to each of these persons as they are incurred. Citizens Community Federal also will maintain a policy of directors and officers liability insurance coverage for the benefit of our directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Approvals Needed to Complete the Merger

            In addition to the requisite approvals of our shareholders and the Community Plus Savings Bank members, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Office of Thrift Supervision. In reviewing applications, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served. In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

            In its consideration of the merger, the Office of Thrift Supervision must take into account the record of performance of Citizens Community Federal and Community Plus Savings Bank in meeting the credit needs of the entire community served by each institution, including low- and moderate-income neighborhoods. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Citizens Community Federal and Community Plus Savings Bank each received a "satisfactory" rating in their last community reinvestment examinations.

            In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. While we believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger. If a proceeding is instituted or challenge is made, we cannot ensure a favorable result.

            The Office of Thrift Supervision is considering the application for approval of the transaction. The approval of any application merely implies the satisfaction of regulatory criteria for approval. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger or the share issuance.

Accounting Treatment of the Merger

            The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Citizens Community Federal and Community Plus Savings Bank will be treated as one company as of the date of the merger, and we will record the fair value of Community Plus Savings Bank's assets (including intangible assets which arise from either contractual or other legal rights) and liabilities on its consolidated financial statements. Acquisition costs in excess of the fair value of the net assets acquired will be recorded as goodwill. Goodwill will not be amortized for financial accounting purposes, but instead will be tested for impairment periodically. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. However, core deposit and other intangibles recorded by us in connection with the merger will be amortized to expense over their estimated useful lives. These intangibles also will be subject to periodic impairment analyses and, if impaired, the carrying value will be written down to implied fair value with a corresponding charge to earnings. Community Plus Savings Bank's results of operations will be included in our income statement after completion of the merger.

Completion of the Merger

            The closing of the merger will take place on a date designated by us within 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless Citizens

27
NEXT PAGE

Community Bancorp and Community Plus Savings Bank agree to a later date. See "--Conditions to Completing the Merger." On the closing date, Citizens Community Federal will file articles of combination with the Office of Thrift Supervision to effect the merger. The merger will become effective at the time stated in the articles of combination.

            We currently expect to complete the merger in the second calendar quarter of 2005. However, neither Citizens Community Bancorp nor Community Plus Savings Bank can guarantee when or if the conditions precedent to consummation of the merger will be satisfied.

Conditions to Completing the Merger

            The respective obligations of Citizens Community Bancorp and Community Plus Savings Bank to effect the merger are subject to the satisfaction or waiver of the conditions specified in the merger agreement, including:

(1)	approval of the merger agreement by our shareholders and Community Plus Savings Bank's members;
(2)	each party fulfilling their obligations under the merger agreement;
(3)	the continued accuracy of each party's representations and warranties;
(4)	obtaining regulatory approval from the Office of Thrift Supervision with such approval not containing a condition or requirement that would so materially affect the economic benefits of the merger that, had the condition been known, we would not have entered into the merger agreement;

(5)	the absence of any order, decree, or injunction of a court or agency of competent jurisdiction that would prevent the completion of the merger;
(6)	receiving officers' certificates from each other that confirm that each party's representations and warranties are materially true and that the party has performed in all material respects all of its obligations under the merger agreement; and

(7)	obtaining all necessary third party consents to the merger.

            Our obligation to close is also contingent on the absence of any event or occurrence that would have or will reasonably result in any material adverse effect on Community Plus Savings Bank.

            We cannot guarantee that all of these conditions will be satisfied or waived.

Representations and Warranties

            Each party has made certain customary representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must generally remain accurate in all material respects through the completion of the merger. A party can terminate the merger agreement if the other party's representations and warranties are not true and correct and have a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find detailed information concerning these representations and warranties in Article III of the merger agreement located in Appendix A.

Cooperation and Conduct of Business; Agreement Not to Solicit Other Proposals

            Each party has agreed, between the signing of the merger agreement and the completion of the merger, to cooperate in completing the merger and to avoid taking any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to complete the merger. In addition, Community Plus Savings Bank has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. An acquisition proposal means any proposal or offer with regard to:

  any merger, consolidation, share exchange, business combination, or other similar transaction involving Community Plus Savings Bank;

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Community Plus Savings Bank's assets, in a single transaction or series of transactions; or

  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

28
NEXT PAGE

            Despite the agreement not to solicit other acquisition proposals, the Community Plus Savings Bank board of directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that Community Plus Savings Bank has entered into a confidentiality agreement with the third party and the board of directors determines in good faith:

  after consultation with and based upon the written advice of its legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law; and
  after consulting with its financial advisor, that such proposal would be more favorable to the Community Plus Savings Bank members than the Citizens Community Federal merger, taking into consideration all legal, financial, regulatory and other aspects of the acquisition proposal and the entity making the proposal (i.e., a "superior proposal").

            If Community Plus Savings Bank determines that such unsolicited acquisition proposal is a superior proposal, Community Plus Savings Bank will have the right to terminate the merger agreement. However, before terminating the merger agreement, Community Plus Savings Bank must first provide us with three business days to match or exceed the terms of the superior proposal.

Waiver and Amendment

            Any provision in the agreement may be modified at any time by a written agreement between the parties. Additionally, any provision may be waived by the party benefitting from such provision.

Terminating the Merger Agreement

            Citizens Community Bancorp and Community Plus Savings Bank can agree at any time not to complete the merger, even if our shareholders and Community Plus Savings Bank's members have approved it. Also, either Citizens Community Bancorp or Community Plus Savings Bank can decide, without the consent of the other, to terminate the merger agreement:

  if the merger is not completed by December 31, 2005, unless the failure to complete the merger by that time is due to the failure of the party seeking to terminate the agreement to perform or observe its obligations set forth in the merger agreement;

  if any required shareholder or member approval is not obtained (provided that the party seeking to terminate the merger agreement on this basis has complied with its obligations to seek the approval of its shareholders and/or members as required under the merger agreement);

  if a required regulatory approval is denied or a governmental agency issues an order that precludes the consummation of the merger;

  if the other party materially breaches a representation, warranty or covenant that cannot be cured within 30 days and the effect of such breach (1) has or is reasonably likely to have a material adverse effect on the breaching party, and (2) precludes the breaching party from satisfying, in all material respects, any of its obligations under the merger agreement;

  by either party if the other party's board of directors does not recommend, or withdraws its recommendation, to its shareholders or members, as applicable, that such shareholders or members approve the merger; and

  by Community Plus Savings Bank, if the Community Plus Savings Bank board of directors authorizes Community Plus Savings Bank to enter into an agreement that the board determines is a superior proposal to the merger agreement with Citizens Community Federal (as described above). Community Plus Savings Bank must provide Citizens Community Federal within three business days to match or exceed such superior proposal.

Termination Fee and Reimbursement of Expenses

            If the merger agreement is validly terminated by either party due to the other party's material and willful or intentional breach of any of its representations, warranties, covenants or agreements under the merger agreement, then the breaching party must pay the other party a termination fee of $175,000. We would also be entitled to the $175,000 termination fee if the merger agreement is terminated because Community Plus Savings Bank's board authorizes it to enter into a merger agreement with a third party.

29
NEXT PAGE

Pro Forma Financial Information

            This pro forma financial information, which was prepared by management of Citizens Community, gives effect to the pending merger as detailed below. It is not the pro forma analysis upon which Keefe, Bruyette and Woods issued its fairness opinion, which was based on the financial information and other facts available as of January 6, 2005 and did not reflect actual financial results through December 31, 2004.

            The following unaudited pro forma consolidated condensed combined balance sheet as of December 31, 2004 and unaudited pro forma consolidated condensed combined statement of operations for the three months ended December 31, 2004 and for the year ended September 30, 2004 give effect to the pending merger, accounted for as a purchase. Because we have a September 30 fiscal year end and Community Plus Savings Bank has a December 31 fiscal year end, Community Plus Savings Bank's historical information has been adjusted to correspond to our fiscal year end. For the year ended September 30, 2004, Community Plus Savings Bank's historical information was calculated by adding the results for the nine months ended September 30, 2004 and the results for the three months ended December 31, 2003.

            The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of Citizens Community Bancorp and Community Plus Savings Bank under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma consolidated condensed combined statement of operations for the three months ended December 31, 2004 give effect to the merger as if the merger had been consummated on October 1, 2004. The unaudited pro forma consolidated condensed combined statement of operations for the year ended September 30, 2004 give effect to the merger as if the merger had been consummated on October 1, 2003. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

            You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of Citizens Community Bancorp and Community Plus Savings Bank, including the respective notes to those statements. The pro forma information is intended for informational purposes only and is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

30
NEXT PAGE

Citizens Community Bancorp and Community Plus Savings Bank
Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet
as of December 31, 2004
(In thousands)

	Historical
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma Adjustments		Pro Forma Combined
ASSETS:
Cash and cash equivalents	$ 4,639	$12,375	$ ---		$ 17,014
Investment securities held to maturity	---	1,967	---		1,967
Investment securities available for sale	---	2,106	---		2,106
Total investment securities	---	4,073	---		4,073
Loans receivable, net	158,949	28,073	(598)	B	186,424
Office properties and equipment, net	2,267	896	(109)	B	3,055
Federal Home Loan Bank stock	925	279	---		1,204
Accrued interest receivable	465	109	---		574
Core deposit intangible	342	---	1,749	B	2,091
Goodwill	---	---	4,905	C	4,905
Other assets	959	624	--		1,583
Total assets	$168,546	$46,430	$5,947		$220,923

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits	$129,073	$41,966	$ 18	B	$171,057
Federal Home Loan Bank advances	18,500	---	---		18,500
Other liabilities	1,174	332	534	B	2,040
Total liabilities	148,747	42,298	552		191,597
Stockholders' equity:
Common stock	30	---	6	E, F	36
Additional paid-in capital	9,042	---	9,521	C, E, F	18,562
Retained earnings	11,830	4,120	(4,120)	E	11,830
Unearned ESOP shares	(1,103)	---	---		(1,103)
Accumulated other comprehensive (net of tax)	---	11	(11)	E	---
Total shareholders' equity	19,799	4,131	5,395		29,326
Total liabilities and shareholders' equity	$168,546	$46,430	$5,947		$220,923

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

31
NEXT PAGE

Citizens Community Bancorp
and Community Plus Savings Bank
Unaudited Pro Forma Consolidated CondensedCombined Statement of Operations
For the Three Months Ended December 31, 2004
(In thousands)

Citizens Community Bancorp
and Community Plus Savings Bank
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Three Months Ended December 31, 2004
(In thousands)

	Historical
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma Adjustments		Pro Forma Combined

Interest and dividend income:
Interest and fees on loans	$2,635	$ 302	$ 19	D	$2,956
Other	22	84	---		106
Total interest and dividend income	2,657	386	19		3,062

Interest expense	787	102	(1)	D	888

Net interest and dividend income	1,870	284	20		2,174
Provision for loan losses	100	6	---		106

Net interest income after provision for loan losses	1,770	278	20		2,068

Noninterest income:
Service charges on deposit accounts	194	---	---		194
Insurance commissions	99	---	---		99
Other	68	13	---		81
Loan fees and service charges	4	---	---		4

Total noninterest income	365	13	---		378

Noninterest expense:
Salary and related benefits	1,062	182	15	D	1,259
Occupancy-net	161	46	(1)	D	206
Office	153	63	---		216
Data processing	77	23	---		100
Amortization of core deposit intangible	---	---	60	D	60
Other	343	60	---		403

Total noninterest expense	1,796	374	74	D	2,244

Income before income tax expense	339	(83)	(54)		202
Income tax expense	139	(38)	(21)	D	80

Net income	$ 200	$ (45)	$ (33)		$ 122

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

32
NEXT PAGE

Citizens Community Bancorp and Community Plus Savings Bank
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Year Ended September 30, 2004
(In thousands)

	Historical
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma Adjustments		Pro Forma Combined

Interest and dividend income:
Interest and fees on loans	$9,544	$ 1,970	$ 75	D	$11,589
Other	75	205	---		280

Total interest and dividend income	9,619	2,175	75		11,869

Interest expense	2,889	416	(6)	D	3,299

Net interest income	6,730	1,759	81		8,570
Provision for loan losses	396	13	---		409

Net interest income after provision for loan losses	6,334	1,746	81		8,161

Noninterest income:
Service charges on deposit accounts	784	---	---		784
Insurance commissions	309	---	---		309
Other	259	37	---		296
Loan fees and service charges	17	---	---		17

Total noninterest income	1,369	37	---		1,406

Noninterest expense:
Salary and related benefits	3,987	686	58	D	4,731
Occupancy-net	630	160	(4)	D	786
Office	546	267	---		813
Data processing	301	96	---		397
Amortization of core deposit intangible	---	---	240	D	240
Other	859	269	---		1,128

Total noninterest expense	6,323	1,478	294		8,095

Income before income tax expense	1,380	305	(213)		1,472
Income tax expense	543	106	(83)	D	566

Net income	$ 837	$ 199	$(130)	D	$ 906

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

33
NEXT PAGE

Notes to the Unaudited Pro Forma Consolidated Condensed
Combined Financial Statements

A.        Basis of Presentation

            The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position or results of operation that would have resulted had the merger been consummated as of or for the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed in the second quarter of calendar year 2005.

            The unaudited pro forma consolidated financial information reflects the application of the purchase method of accounting. Under this method, the assets and liabilities of Community Plus Savings Bank will be recorded at their estimated fair values at the effective time. As described in the accompanying notes, the estimated fair values of the assets and liabilities of Community Plus Savings Bank have been combined with the historical carrying amounts of the assets and liabilities of Citizens Community Bancorp and subsidiaries. However, changes to pro forma adjustments reflected herein are expected as valuations of assets and liabilities are completed and additional information becomes available. In addition, this pro forma information does not take into account the after tax effect of $127,000 in capitalized costs that Community Plus Savings Bank will have to recognize as current expenses immediately prior to the merger. Accordingly, the final combined amounts will differ from the pro forma combined amounts presented herein.

            The unaudited pro forma consolidated condensed combined statement of operations for the three months ended December 31, 2004 give effect to the merger as if the merger had been consummated on October 1, 2004. The unaudited pro forma consolidated condensed combined statements of operations for the year ended September 30, 2004 give effect to the merger as if the merger occurred on October 1, 2003. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on December 31, 2004. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined statements of operations to conform the presentation.

            Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:
Estimated fair values for the assets and liabilities of Community Plus Savings Bank were obtained as follows:

             Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

             Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

             Stock in Federal Home Loan Bank and Other Restricted Equity Securities. No ready market exists for these stocks and they have no quoted market value; however, redemption of these stocks has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

             Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. The allowance for loan losses as recorded is deemed to be a reasonable estimate of the credit adjustment.

             Office Properties and Equipment. The fair value of office properties is based on management's best estimate of current fair value. The book value of equipment is deemed to be a reasonable estimate of fair value.

             Deposits. The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

             Identifiable Intangible Assets. A fair value for the core deposit intangible asset was estimated by calculating a 5.13% premium on core deposits of $34.1 million.

34
NEXT PAGE

             Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

            The discount on loans will be accreted to interest income over eight years so as to approximate a constant yield to maturity. The fair market value adjustment for deposits will be accreted to interest expense over three years so as to approximate a constant yield to maturity. The decrease in premises to fair value will be accreted over a 30-year period as a reduction to expense.

B.        Purchase Accounting Adjustments

             Purchase accounting adjustments are estimated as follows (in thousands):

Decrease value of investments	$ 0
Decrease value of building	(109)
Decrease value of loans	(598)
Increase liability for term deposits	(18)
Increase pension liability	(220)
Core deposit intangible recorded	1,749
Deferred tax liability	(314)

Total	490
Equity of Community Plus	4,132

Total fair value of net assets acquired	$4,622

            Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

C. Calculation of Goodwill

            Excess of cost over the fair value of net assets acquired for the merger was calculated as follows (in thousands):

Cost	$9,250
Business combination costs	277

Total cost	9,527
Fair value of net assets acquired	4,622

Total excess of cost over the fair value of net assets acquired	$4,905

D. Pro Forma Income Statement Adjustments

            Pro forma income statement adjustments that were calculated for the merger are as follows (In thousands):

	For the Year Ended September 30, 2004 Income (Expense)	For the Three Months Ended December 31, 2004 Income (Expense)

Accretion of discount on investments	$ 0	$ 0
Accretion of discount on loans receivable	75	19
Accretion of fair value adjustment for building	4	1
Accretion of fair value adjustment for term deposits	6	1
Provision for deferred compensation	(58)	(15)
Income tax expense	83	21
Amortization of core deposit intangible asset	(240)	(60)

Total adjustments	$(130)	$(33)

35
NEXT PAGE

            Income tax benefit is adjusted using a combined effective tax rate of 39%.

            The following table summarizes the estimated net future impact of the amortization of the purchase accounting adjustments, including the provision for officer and director deferred compensation, made in connection with the merger on our results of operations (in thousands):

Fiscal Years Ended September 30,	Net Increase (Decrease) In Net Income of Amortized Amounts

2005	$(133)
2006	$(135)
2007	$(141)
2008	$(143)
2009	$(146)
2010 and thereafter	$(229)

E.        Transfer of Capital

            Amounts reclassed from Retained Earnings and Accumulated Other Comprehensive Income represent recognized value of Community Plus Savings Bank.

F.        Issuance of Shares to Citizens Community MHC

            Based on the average closing price of common stock of Citizens Community Bancorp of $15.09 per share for the fifteen trading days ended December 21, 2004, the $9.25 million valuation appraisal of Community Plus Savings Bank, the resulting issuance of 612,889 shares of common stock of Citizens Community Bancorp, $.01 par value and a total purchase price of $9.5 million (see Note C). This results in an increase of $6,000 to common stock and an increase of $9.5 million to additional paid-in capital.

G.        Earnings Per Share

            When presented, basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Because the initial stock offering by Citizens Community Bancorp was not completed until March 29, 2004, per share earnings data is not meaningful and is therefore not presented.

36
NEXT PAGE

Community Plus Savings Bank Management's Discussion and
Analysis of Financial Condition and Results of Operations

Community Plus Savings Bank Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2004 and 2003

            The following analysis of Community Plus Savings Bank's results of operations and financial condition at and for the years ended December 31, 2004 and 2003 should be read in conjunction with the financial statements and accompanying notes of Community Plus Savings Bank presented on pages F-1 through F-16 in this proxy statement.

Comparison of Financial Condition at December 31, 2004 and 2003

            Community Plus Savings Bank's total assets increased by $838,000, or 1.8%, to $46.4 million at December 31, 2004, from $45.6 million at December 31, 2003 primarily from an increase in available-for-sale investment securities and cash and cash equivalents partially offset by a decrease in net loans receivable. Cash and cash equivalents increased $3.8 million, or 46.3% to $12.0 million at December 31, 2004 from $8.2 million at December 31, 2003. Net loans receivable decreased by $4.9 million, or 14.9%, to $28.1 million at December 31, 2004, from $33.0 million at December 31 2003. The decrease in loans reflects a slowdown of residential real estate loan originations during the year ended December 31, 2004. Investments, including time deposits and stock in the Federal Home Loan Bank, increased by $5.2 to $15.8 million at December 31, 2004 from $10.6 million at December 31, 2003, due to the increase in investment in corporate notes.

            Total deposits increased $631,000, or 1.5%, to $42.0 million at December 31, 2004 from $41.3 million at December 31, 2003. The increase in deposits was primarily due to an increase in time deposits and share accounts, partially offset by a decrease in money market accounts. Retained earnings increased $88,000, or 2.2%, to $4.1 million at December 31, 2004 from $4.0 million at December 31, 2003 due to net income for the year ended December 31, 2004.

Comparison of Operating Results for the Years Ended 2004 and 2003

            General. Net income decreased $159,000, or 64.9%, to $86,000 for the year ended December 31, 2004 from $245,000 for the year ended December 31, 2003. The decrease in net income resulted primarily from a decrease in net interest income of $237,000.

            Interest Income. Total interest income decreased by $313,000, or 15.3%, to $1.7 million for the year ended December 31, 2004 from $2.0 million for the year ended December 31, 2003. The decrease was due to a decline in the average yield on interest-earning assets to 3.9% for the year ended December 31, 2004 from 4.7% for the year ended December 31, 2003 as well as a decrease in the average balance of loans.

            Interest Expense. Total interest expense decreased $75,000, or 15.5%, to $410,000 for the year ended December 31, 2004 from $485,000 for the year ended December 31, 2003. The decrease in interest expense resulted from a decrease in the average cost of deposits to 1.2% for the year ended December 31, 2004 from 1.5% for the year ended December 31, 2003 reflecting lower market interest rates during the period.

            Net Interest Income. Net interest decreased by $237,000, or 15.2%, to $1.3 million for the year ended December 31, 2004 from $1.6 million for the year ended December 31, 2003, primarily as a result of a decrease in Community Plus Savings Bank's net interest spread from 3.4% during the year ended December 31, 2003 to 2.8% for the year ended December 31, 2004. The decrease reflected a further reduction in origination of first mortgages and in interest rates. Community Plus Savings Bank's net interest margin decreased to 3.02% during the year ended December 31, 2004, from 3.54% for the year ended December 31, 2003.

            Provision for Loan Losses. Community Plus Savings Bank establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb losses inherent in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loan loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires judgments that are susceptible to significant revision as more information becomes available or as future events change. Based on Community Plus Savings Bank's evaluation of these factors, management made a $19,000 provision for the year ended December 31, 2004 as compared to a $45,000 provision for the year ended December 31, 2003. The allowance for loan losses was $41,000, or 0.15% of loans outstanding at December 31, 2004, as compared with $53,000, or 0.16% of loans outstanding at December 31, 2003.

            Noninterest Income. Noninterest income decreased by $19,900, or 6.0%, to $311,000 for the year ended December 31, 2004, as compared to $331,000 for the year ended December 31, 2003. Community Plus Savings Bank recognized nonrecurring losses on the sale of a company-owned vehicle of $5,000, which reduced noninterest income during the year ended December 31, 2004.

37
NEXT PAGE

            Noninterest Expense. Noninterest expense decreased by $14,000, or 0.9%, to $1.5 million for the year ended December 31, 2004 from $1.5 million for the year ended December 31, 2003. The decrease was primarily attributable to a drop in charges for nonsufficient funds.

            Income Tax Expense. The provision for income taxes decreased to $28,000 for the year ended December 31, 2004 from $107,000 for the year ended December 31, 2003. The decrease was partly due to Community Plus Savings Bank's lower level of income before taxes of $114,000 for the year ended December 31, 2004, compared with $351,000 for year ended December 31, 2003.

38
NEXT PAGE

Stock Ownership of Directors and Executive Officers and More Than 5% Owners.

            The following table sets forth, as of the May 6, 2005 voting record date, information regarding share ownership of: (1) those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Citizens Community Bancorp common stock other than directors and executive officers; (2) each director of Citizens Community Bancorp; (3) each "named" executive officer of Citizens Community Bancorp; and (4) all current directors and executive officers of Citizens Community Bancorp as a group.

            The address of each of the beneficial owners, except where otherwise indicated, is the same address as Citizens Community Bancorp. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Citizens Community Bancorp.

            Beneficial ownership is determined in accordance with the rules of the SEC. As of the record date, there were 3,015,518 shares of Citizens Community Bancorp common stock outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after May 6, 2005 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person's percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owners	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding
Beneficial Owners of More Than 5% Other than Directors and Named Executive Officers
Citizens Community MHC 2174 EastRidge Center Eau Claire, Wisconsin 54701	2,063,100	68.4%
Citizens Community Bancorp Employee Stock Ownership Plan Trust(2) 2174 EastRidge Center Eau Claire, Wisconsin 54701	119,236	4.0%

Directors and Named Executive Officers
Directors:
Richard McHugh(3)	92,152	3.1%
Thomas C. Kempen	7,192	*
Brian R. Schilling	1,292	*
Donna E. Talmage	1,192	*
David B. Westrate	44,182	1.5%
James G. Cooley(4)	62,405	2.1%
Named Executive Officers:
John D. Zettler	7,385	*
Johnny W. Thompson	4,703	*
Directors and executive officers of Citizens Community Bancorp and Citizens Community Federal as a group (10 persons)	243,254	8.1%

___________________________________

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power. Shares beneficially owned by the directors and named executive officers do not include any options currently exercisable or exercisable within 60 days of May 6, 2005.
(2)	Represents shares held by the ESOP. Of these shares, none have been allocated to accounts of participants. Pursuant to the terms of the ESOP, each ESOP participant has the right to direct the voting of shares of Citizens Community Bancorp common stock allocated to his or her account.
(3)	Includes 10,400 shares held by Mr. McHugh's spouse.
(4)	Includes 10,000 shares held by Mr. Cooley's spouse and 5,000 shares held by children living with Mr. Cooley.
*	Less than 1% ownership.

39
NEXT PAGE

Stockholder Proposals and Nominations

            Proposals that shareholders seek to have included in the proxy statement for our next annual meeting must be received by us no later than August 26, 2005. To be considered for presentation at next year's annual meeting, although not included in the proxy materials for that meeting, any shareholder proposal must be received at Citizens Community Bancorp's executive office at least five days prior to next year's annual meeting. Any shareholder proposal will be subject to the requirements of the proxy rules adopted by the United States Securities and Exchange Commission.

            Our bylaws, a copy of which may be obtained from us, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders, including director nominations. Our bylaws provide that any shareholder may bring business before an special meeting provided the shareholder files a notice with the Corporate Secretary at least five (5) days before the special meeting.

Where You Can Find More Information

            As a public company, we are obligated to file special, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the Securities and Exchange Commission at "http://www.sec.gov."

            We have supplied all information contained in this proxy statement relating to us, and Community Plus Savings Bank has supplied all information relating to Community Plus Savings Bank.

            You should rely only on the information contained or incorporated by reference in this document to vote your shares or cast your votes at the meeting. Neither Citizens Community Bancorp nor Community Plus Savings Bank has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated May 13, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders shall not create any implication to the contrary.

Form 10-KSB

            A copy of the Form 10-KSB (without exhibits) for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were shareholders of Citizens Community Bancorp as of May 6, 2005 upon written request to Corporate Secretary, Citizens Community Bancorp, 2174 EastRidge Center, Eau Claire, Wisconsin 54701.

BY ORDER OF THE BOARD OF DIRECTORS /s/ James G. Cooley James G. Cooley President and Chief Executive Officer

Eau Claire, Wisconsin
May 13, 2005

40
NEXT PAGE

INDEX TO COMMUNITY PLUS SAVINGS BANK FINANCIAL
STATEMENTS

NEXT PAGE

Report of Independent Auditors

Board of Directors
Community Plus Savings Bank

We have audited the balance sheets of Community Plus Savings Bank as of December 31, 2004 and 2003, and the related statements of income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Plus Savings Bank as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Andrews Hooper & Pavlik P.L.C.

Saginaw, Michigan
January 21, 2005

5300 Gratiot • Saginaw, Michigan 48603 • ph 989.497.5300 fx 989.497.5353 • www.ahpplc.com

NEXT PAGE

Community Plus Savings Bank

Balance Sheets

	December 31
	2004	2003

Assets
Cash and cash equivalents	$12,010,706	$ 8,220,787
Investment securities:
Securities held to maturity (market value: $1,957,336 in 2004 and $2,358,969 in 2003)	1,966,755	2,358,755
Securities available for sale	2,105,781	-

Total investment securities	4,072,536	2,358,755
Loans, net of allowance for loan losses	28,073,438	33,003,776
Accrued interest receivable	108,744	106,895
Property and equipment	896,466	908,026
Federal Home Loan Bank stock	279,100	229,900
CenCorp Capital Share Deposit	364,600	351,800
Other assets	624,089	412,072

Total assets	$46,429,679	$45,592,011

Liabilities and equity
Deposits:
Interest bearing	$33,795,980	$33,416,455
Noninterest bearing	8,170,100	7,918,695

Total deposits	41,966,080	41,335,150
Accrued interest, expenses and other liabilities	332,089	213,865

Total liabilities	42,298,169	41,549,015
Equity:
Retained earnings	4,120,341	4,034,702
Accumulated other comprehensive income, net of tax	11,169	8,294

Total equity	4,131,510	4,042,996

Total liabilities and equity	$46,429,679	$45,592,011

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Statements of Income

	Year ended December 31
	2004	2003

Interest income
Interest and fees on loans	$1,467,993	$1,902,478
Interest on investment securities	260,082	138,217

Total interest income	1,728,075	2,040,695
Less interest on deposits	409,861	485,402

Net interest income	1,318,214	1,555,293
Provision for loan losses	19,104	44,924

Net interest income after provision for loan losses	1,299,110	1,510,369

Other income
Service charges	311,255	331,164

Other expenses
Compensation and benefits	702,502	646,344
Office operations	521,928	537,336
Occupancy	170,166	155,108
Operating expenses	101,830	151,706

Total other expenses	1,496,426	1,490,494

Income before federal income taxes	113,939	351,039
Federal income taxes	28,300	106,500

Net income	$ 85,639	$ 244,539

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Statements of Changes in Equity

		Accumulated
		Other
	Retained	Comprehensive	Total
	Earnings	Income	Equity

Balance at January 1, 2003	$3,790,163	$ 2,816	$3,792,979
Comprehensive income:
Net income for 2003	244,539		244,539
Other comprehensive income:
Change in unrealized gains (losses) on securities available for sale and deferred compensation investments, net of taxes of $2,822		5,478	5,478
Total comprehensive income			250,017

Balance at December 31, 2003	4,034,702	8,294	4,042,996

Comprehensive income:
Net income for 2004	85,639		85,639
Other comprehensive income:
Change in unrealized gains (losses) on securities available for sale and deferred compensation investments, net of taxes of $1,481		2,875	2,875
Total comprehensive income			88,514

Balance at December 31, 2004	$4,120,341	$11,169	$4,131,510

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Statements of Cash Flows

	Year ended December 31
	2004	2003

Operating activities
Net income	$ 85,639	$ 244,539
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	19,104	44,924
Depreciation	95,946	91,658
Net loss on disposal of property and equipment	4,837	355
Deferred federal income tax	3,900	12,200
Changes in operating assets and liabilities:
Decrease (increase) in accrued interest receivable	(1,849)	13,258
Decrease (increase) in other assets	(203,568)	992,455
Increase (decrease) in accrued interest, expenses and other liabilities	112,843	(76,849)

Net cash provided by operating activities	116,852	1,322,540

Investing activities
Purchases of investment securities held to maturity	(197,000)	(2,259,969)
Proceeds from maturities of investment securities held to maturity	589,000	192,220
Purchases of investment securities available for sale	(2,109,874)	-
Proceeds from maturities of investment securities available for sale	-	750,000
Net decrease (increase) in loans	4,911,234	(3,378,689)
Purchases of property and equipment	(109,223)	(122,371)
Proceeds from sale of property and equipment	20,000	25,000
Increase in Federal Home Loan Bank stock	(49,200)	(54,900)
Increase in CenCorp Capital Share Deposit	(12,800)	(26,600)

Net cash provided by (used in) investing activities	3,042,137	(4,875,309)

Financing activities
Net increase in interest bearing deposits	379,525	1,129,500
Net increase in noninterest bearing deposits	251,405	308,085

Net cash provided by financing activities	630,930	1,437,585

Net increase (decrease) in cash and cash equivalents	3,789,919	(2,115,184)
Cash and cash equivalents at beginning of year	8,220,787	10,335,971

Cash and cash equivalents at end of year	$12,010,706	$ 8,220,787

Supplemental information
Cash paid during the year for interest	$417,267	$504,550
Cash paid during the year for income taxes	75,200	96,700

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements

December 31, 2004

1. Accounting Policies

Nature of Operations

Through April 2004, Community Plus Savings Bank (the "Bank") was a state chartered mutual savings bank. In April 2004, the Bank converted to a federally chartered mutual savings bank. The Bank offers a variety of deposit products, including checking accounts, savings accounts, time deposits, and short-term deposits to customers in Southeastern Michigan. The Bank conducts lending activities in the residential mortgage markets and in the consumer installment marketplace.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize loan losses, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated loan losses. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the estimated loan losses may change in the near term. However, the amount of the change cannot be estimated.

Statement of Cash Flows

For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Bank had approximately $10,829,000 in 2004 and $7,580,000 in 2003 in interest-bearing deposits at Central Corporate Credit Union.

Concentrations

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of cash and temporary cash investments. At times during the year and at year end, cash balances held at financial institutions were in excess of federal insurance limits. The Bank places its temporary cash investments with high-credit, quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Bank believes no significant concentration of credit risk exist with respect to these cash investments.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

1. Accounting Policies (continued)

Investment Securities

The Bank has classified its investment securities as trading (none), available-for-sale or held-to-maturity securities.

Investment securities held to maturity are those securities for which the Bank has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the straight-line method over the period to maturity.

Investment securities available for sale are those securities not classified as trading or held-to-maturity securities. Unrealized holding gains and losses, net of tax, are reported as a net amount in a separate component of equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, which is adjusted monthly based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, the provision for depreciation is computed principally by the straight-line method based over the useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is recorded and traded at cost and can only be sold to the FHLB or another member institution. The Bank is required to maintain an investment in FHLB stock equal to one percent of the net permanent home mortgage loan portfolio. At December 31, 2004 and 2003, the Bank's investment in FHLB stock exceeded the required amount.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

1. Accounting Policies (continued)

CenCorp Capital Share Deposit

Central Corporate Credit Union (CenCorp) requires that a capital share deposit be maintained for full participation as a member. The deposit is equal to one-eighth percent of each member bank's total assets, and is not insured by the NCUSIF. Interest on the deposit is paid quarterly based on available earnings at interest rates approved by CenCorp's Board of Directors. In the event a member withdraws from CenCorp, the deposit would be repaid in three equal annual installments.

Federal Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Interest on Loans

Interest on loans is recognized over the term of the loan and is calculated using the simple interest method on principal amounts outstanding. Accrual of interest is discontinued at the time a loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Employee Benefits

The Bank has a 401(k) plan covering substantially all employees. Employees who are 21 years and older, and who have completed one year of service are eligible. Contributions to the plan are discretionary and totaled $23,800 in 2004 and $17,300 in 2003.

The Bank has a non-qualified deferred compensation plan for certain key employees as determined by the Board of Directors. Currently, only the Bank's president is participating in the Plan. The participants elect to have certain amounts withheld from compensation and contributed to the Plan. The Bank may make a matching or discretionary contribution. Participants are immediately vested in participant contributions and related income/loss. For employer contributions, participants become 100% vested on the third anniversary of the date that such amounts are credited to their account. The Plan's investments are held in a "Rabbi Trust" which is subject to the Bank's creditors upon liquidation. Therefore, the amounts are included in the Bank's financial statements.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

1. Accounting Policies (continued)

Employee Benefits (continued)

Amounts withheld from participant's compensation as well as Bank contributions are recorded as compensation expense in the year contributed. Changes in the fair value of the assets are recorded in accumulated comprehensive income with the change in their fair value of the liability recorded as compensation expense. Amounts recorded as compensation expense approximated $60,800 in 2004 and $39,000 in 2003.

As defined in the Plan document, if a change in control occurs, each participant shall be paid their entire account balance in a single lump sum.

2. Investment Securities

Investment securities have been classified in the financial statements according to management's intent. The amortized cost of investment securities and their approximate market values at December 31, were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Securities held to maturity
2004
Negotiable certificates of deposit	$1,966,755	-	$ 9,419	$1,957,336

2003
Negotiable certificates of deposit	$2,358,755	$ 214	-	$2,358,969

Securities available for sale
2004
Corporate bonds	$1,000,000	-	$12,180	$ 987,820
Mortgage-backed securities	1,109,874	$8,087	-	1,117,961

	$2,109,874	$8,087	$12,180	$2,105,781

2003
Corporate bonds	-	-	-	-
Mortgage-backed securities	-	-	-	-

	-	-	-	-

At December 31, 2004, all of the certificates of deposit and corporate bonds incurred unrealized losses, as noted above. All of the losses are considered temporary and have been outstanding for less than 12 months.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

2. Investment Securities (continued)

The amortized cost and approximate market value of debt securities at December 31, 2004 by contractual maturity are as follows. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity		Available for Sale

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Due in one year or less	$1,278,755	$1,176,165	-	-
Due after one year through five years	688,000	781,171	$1,000,000	$ 987,820
Mortgage-backed securities	-	-	1,109,874	1,117,961

	$1,966,755	$1,957,336	$2,109,874	$2,105,781

3. Loans

The Bank grants installment loans, real estate mortgage, home equity lines-of-credit, and VISA/MasterCard loans to customers primarily in its area of operation. While the loan portfolio is diversified, the customers' ability to honor their debt is partially dependent on the local economy. The Bank's service area is primarily dependent on the manufacturing (automotive and other) and education industries. Generally, installment loans are collateralized by various items of personal property and mortgage loans are collateralized by residential real estate with a loan-to-value ratio not exceeding 80 percent. The composition of loans at December 31 is as follows:

	2004	2003

Installment loans	$ 1,485,565	$ 2,251,576
Real estate mortgage	23,392,934	27,305,496
Home equity line-of-credit	2,149,372	2,117,582
VISA/MasterCard	735,166	816,747
Net deferred loan origination costs/fees	351,137	565,185

Total loans	28,114,174	33,056,586
Less allowance for loan losses	40,736	52,810

Net loans	$28,073,438	$33,003,776

An analysis of changes in the allowance for loan losses follows:

	2004	2003

Balance at beginning of year	$ 52,810	$ 61,138
Net (charge-offs) recoveries:
Loans charged-off	(39,774)	(62,610)
Recoveries	8,596	9,358

Net charge-offs	(31,178)	(53,252)
Provision for loan losses	19,104	44,924

Balance at end of year	$ 40,736	$ 52,810

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

3. Loans (continued)

In accordance with the loan policy, interest is not accrued on any loan for which payment in full of interest or principal is not expected. A nonaccrual loan may be restored to accrual status when none of its principal is due and unpaid or when it otherwise becomes well secured and in the process of collection. Total loans held by the Bank in nonaccrual status were $-0- at December 31, 2004 and $1,300 at December 31, 2003.

The Bank capitalizes loan origination costs and amortizes the costs over five years. During 2003, the Bank had numerous loans refinance and additional loan origination costs capitalized. During 2004, the Bank evaluated the capitalized origination costs and determined that the amount was overstated. Although much of the overstatement related to 2003, the Bank determined that the amount was not material to retained earnings and the restatement of prior year financial statements was not required. Therefore, the Bank wrote off approximately $132,000 of loan origination costs during 2004.

4. Property and Equipment

A summary of property and equipment at December 31 follows:

	2004	2003

Land and land improvements	$ 358,746	$ 318,176
Building and improvements	760,698	760,698
Furniture and equipment	267,930	236,167

	1,387,374	1,315,041
Less accumulated depreciation	(490,908)	(407,015)

	$ 896,466	$ 908,026

5. Deposits

Deposit account balances at December 31 are summarized as follows:

	2004	2003

Interest bearing:
Savings and club accounts	$12,451,131	$12,455,739
Money market accounts	12,625,813	12,955,929
Time certificates:
Under $100,000	6,624,658	6,346,201
Over $100,000	1,250,267	823,271
IRA accounts	844,111	835,315

Total interest bearing	33,795,980	33,416,455
Non-interest bearing checking accounts	8,170,100	7,918,695

	$41,966,080	$41,335,150

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

5. Deposits (continued)

Certificates of deposit maturing in years ending December 31 are as follows:

2005	$5,175,797
2006	1,058,545
2007	773,841
2008	584,442
2009 and thereafter	282,300
$7,874,925

6. Federal Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Bank as of December 31 are approximately as follows:

	2004	2003

Deferred tax assets:
Provision for loan losses	$13,800	$17,900
Deferred compensation	46,200	25,700
Other	700	1,000

Total deferred tax assets	60,700	44,600

Deferred tax liabilities:
Depreciation	29,400	18,100
Deferral of loan fees	23,100	18,500
Unrealized gain on securities invested in deferred compensation plan and available- for-sale securities	5,800	4,300
Other	12,000	8,100

Total deferred tax liabilities	70,300	49,000

Net deferred tax liabilities	$ (9,600)	$ (4,400)

The net deferred tax liability is recorded in the balance sheet under accrued interest, expenses and other liabilities.

The components of federal income tax expense at December 31 are as follows:

	2004	2003

Current	$24,500	$ 94,300
Deferred	3,800	12,200

	$28,300	$106,500

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

6. Federal Income Taxes (continued)

A reconciliation between federal income tax expense and the amount computed by applying the statutory federal income tax rate to income before federal income taxes at December 31 is as follows:

	2004	2003

Income tax on pretax income at 34%	$ 38,700	$119,400
Rate differences and other	(10,400)	(12,900)

	$ 28,300	$106,500

7. Commitments and Contingencies

In the normal course of business, there are various outstanding commitments, such as commitments to extend credit and guarantees, which are not reflected in the accompanying financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Letters of credit are conditional commitments issued generally by the Bank to guarantee the performance of a customer to a third party. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

Collateral held varies, but may include residential real estate, automobiles and other personal property. All commitments have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Outstanding loan commitments (including lines of credit) were approximately $3,151,000 at December 31, 2004 and $3,250,000 at December 31, 2003. Management does not anticipate any losses as a result of these transactions.

The Bank has entered into an agreement for the lease of office space. The lease payments for this lease are $3,000 per month, annual rent was $36,000 during 2004 and 2003. The projected minimum rental payments under the term of the lease at December 31, 2004 are as follows:

2005	$ 36,000
2006	36,000
2007	39,000
2008	39,600
2009 and thereafter	125,400
$276,000

In addition, the Bank leases office space to a mortgage company. The lease payments for this lease are $1,782 per month. Annual income was $20,658 during 2004 and $18,480 during 2003.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

8. Related Party Transactions

Certain directors and executive officers of the Bank (including their immediate families and companies in which they have 10% or more ownership) are deposit and loan customers of the Bank. The terms of the transactions involving these accounts were made in the ordinary course of business at normal credit terms including interest rates and collateralization, and do not represent more than a normal risk of collection. Total loans to these customers approximated $-0- at December 31, 2004 and $8,000 at December 31, 2003. The Bank held related party deposits of approximately $135,000 at December 31, 2004 and $167,000 at December 31, 2003.

9. Stock Issuance Costs

During 2004, the Bank incurred approximately $127,000 in costs related to a potential initial public offering (IPO). Subsequent to incurring the costs, the Bank entered into negotiations related to a potential merger (see Note 11). Since the merger is still in the preliminary stages and has not been finalized, the Bank considers the IPO a viable option if the merger does not occur. Therefore, the Bank has capitalized the costs on the balance sheet in the other asset line item. If the merger is finalized or the IPO is no longer a viable option, the costs will be expensed. If the merger is not finalized and the Bank continues with the IPO, the costs will be offset against additional paid in capital upon completion of the IPO.

10. Capital Requirements

The Bank is subjected to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct, material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average adjusted assets (as defined). Management believes that as of December 31, 2004 the Bank meets all capital adequacy requirements to which it is subject.

As of August 18, 2003, the most recent notification from the Office of Financial and Insurance Services of the State of Michigan, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

10. Capital Requirements (continued)

The Bank's actual capital amounts and ratios are also presented in the following table:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total risk-based Capital (to risk-weighted assets)	$4,170,000	18.5%	1,808,160	8.0%	$2,260,200	10.0%
Tier I Capital (to risk- weighted assets)	4,119,000	18.2%	904,080	4.0%	1,356,120	6.0%
Tier I Capital (to average adjusted assets)	4,119,000	8.9%	1,856,440	4.0%	2,320,550	5.0%

December 31, 2003
Total risk-based Capital (to risk-weighted assets)	3,972,000	15.2%	2,093,440	8.0%	2,616,800	10.0%
Tier I Capital (to risk- weighted assets)	3,914,000	15.0%	1,046,720	4.0%	1,570,080	6.0%
Tier I Capital (to average adjusted assets)	3,914,000	8.6%	1,827,760	4.0%	2,284,700	5.0%

11. Subsequent Events

Subsequent to December 31, 2004, the Bank entered into a merger agreement with another Bank. The agreement is in the preliminary stages and has not been approved by the banking regulators or the shareholders of either bank.

NEXT PAGE

Appendix A

Agreement and Plan of Merger, dated as of
January 6, 2005, by and among
Citizens Community MHC, Citizens Community Bancorp,
Citizens Community Federal and
Community Plus Savings Bank

NEXT PAGE

AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 6, 2005 BY AND AMONG CITIZENS COMMUNITY MHC, CITIZENS COMMUNITY BANCORP, CITIZENS COMMUNITY FEDERAL AND COMMUNITY PLUS SAVINGS BANK

NEXT PAGE

TABLE OF CONTENTS

INTRODUCTORY STATEMENT	1
ARTICLE I - DEFINITIONS	1
ARTICLE II - THE MERGER	5
2.1 The Merger	5
2.2 Closing	7
2.3 Effective Time	7
2.4 Effect on Outstanding Shares of Acquiror Bancorp Common Stock	7
2.5 Alternative Structure	7
ARTICLE III - REPRESENTATIONS AND WARRANTIES	7
3.1 Disclosure Letters	7
3.2 Representations and Warranties of Acquiree Bank	8
3.3 Representations and Warranties of Acquiror	16
ARTICLE IV - CONDUCT PENDING THE MERGER	24
4.1 Forbearances by Acquiree Bank	24
4.2 Forbearances by Acquiror	26
ARTICLE V - COVENANTS	26
5.1 Acquisition Proposals	26
5.2 Certain Policies and Actions of Acquiree Bank	27
5.3 Access and Information	27
5.4 Applications; Consents	28
5.5 Additional Agreements	29
5.6 Publicity	29
5.7 Stockholders Meeting; Members Meetings	29
5.8 Proxy Statements	30
5.9 Notification of Certain Matters	31
5.10 Employee Benefits Matters	32
5.11 Indemnification	33
5.12 Directors, Officers and Employees	34
ARTICLE VI - CONDITIONS TO CONSUMMATION	35
6.1 Conditions to Each Party's Obligations	35
6.2 Conditions to the Obligations of Acquiror	35
6.3 Conditions to the Obligations of Acquiree Bank	36
ARTICLE VII - TERMINATION	37
7.1 Termination	37
7.2 Termination Fees and Expenses	39
7.3 Effect of Termination	39
ARTICLE VIII - CERTAIN OTHER MATTERS	39
8.1 Interpretation	39
8.2 Survival	39
8.3 Waiver; Amendment	39
8.4 Counterparts	39
8.5 Governing Law	39
8.6 Expenses	39
8.7 Notices	40
8.8 Entire Agreement; etc.	40
8.9 Successors and Assigns; Assignment	40

NEXT PAGE

EXHIBITS

Exhibit A Directors of Resulting Institution

Exhibit B Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER

             This is an Agreement and Plan of Merger, dated as of the 6th day of January, 2005 ("Agreement"), by and among Citizens Community MHC, a federally chartered mutual holding company ("Acquiror MHC"), Citizens Community Bancorp, a federally chartered subsidiary holding company ("Acquiror Bancorp"), Citizens Community Federal, a federally chartered stock savings bank ("Acquiror Bank") (Acquiror MHC, Acquiror Bancorp and Acquiror Bank being collectively referred to as "Acquiror"), and Community Plus Savings Bank, a federally chartered mutual savings bank ("Acquiree Bank").

INTRODUCTORY STATEMENT

1.	Acquiror MHC is a federally chartered mutual holding company with its principal office located at 2174 Eastridge Center, Eau Claire, Wisconsin. Acquiror MHC owns approximately 67.83% of the outstanding common stock of Acquiror Bancorp, a federal corporation with its principal offices located at 2174 Eastridge Center, Eau Claire, Wisconsin. Acquiror Bank is a federal stock savings bank with its principal offices located at 2174 Eastridge Center, Eau Claire, Wisconsin. Acquiror Bancorp owns 100% of the capital stock of Acquiror Bank.
2.	Acquiree Bank is a federal mutual savings bank with its principal offices located at 310 W. Tienken Road, Rochester Hills, Michigan.
3.	The Board of Directors of each of Acquiror MHC, Acquiror Bancorp, Acquiror Bank and Acquiree Bank has determined that this Agreement, the Merger (as defined in Article I) and the business combination and related transactions contemplated hereby, whereby Acquiree Bank will merge with and into Acquiror Bank with Acquiror Bank being the surviving entity, are advisable and in the best interests of Acquiror, Acquiree Bank, the members of Acquiree Bank, the members of Acquiror MHC, and the stockholders of Acquiror Bancorp.
4.	Acquiror and Acquiree Bank each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

            In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I - DEFINITIONS

            For purposes of this Agreement:

            "Acquiree Bank" shall have the meaning given to that term in the preamble.

            "Acquiree Bank Continuing Employee" shall have the meaning given to that term in Section 5.10(a).

            "Acquiree Bank Disclosure Letter" shall have the meaning given to that term in Section 3.1.

            "Acquiree Bank Employee Plans" shall have the meaning given to that term in Section 3.2(m)(i).

NEXT PAGE

            "Acquiree Bank Financial Statements" shall have the meaning given to that term in Section 3.2(e).

            "Acquiree Bank Members Meeting" shall have the meaning given to that term in Section 5.7(c).

            "Acquiree Bank Pension Plan" shall have the meaning given to that term in Section 3.2(m)(iii).

            "Acquiree Bank Proxy Statement" shall have the meaning given to that term in Section 5.8(a).

            "Acquiree Bank Qualified Plan" has the meaning given to that term in Section 3.2(m)(iv)).

            "Acquiror" shall have the meaning given to that term in the preamble.

            "Acquiror Bancorp" shall have the meaning given to that term in the preamble.

            "Acquiror Bancorp Common Stock" means the common stock, par value $.01 per share, of Acquiror Bancorp.

            "Acquiror Bancorp's Reports" shall have the meaning given to that term in Section 3.3(e)(i).

            "Acquiror Bank" shall have the meaning given to that term in the preamble.

            "Acquiror Disclosure Letter" shall have the meaning given to that term in Section 3.1.

            "Acquiror MHC" shall have the meaning given to that term in the preamble.

            "Acquiror Members Meeting" shall have the meaning given to that term in Section 5.7(b).

            "Acquiror Pension Plan" shall have the meaning given to that term in Section 3.3(m)(iii).

            "Acquiror Proxy Statement" shall have the meaning given to that term in Section 5.8(a).

            "Acquiror Qualified Plan" has the meaning given to that term in Section 3.3(m)(i).

            "Acquiror Stockholders Meeting" shall have the meaning given to that term in Section 5.8(a).

            "Acquiror's 2004 Financial Statements" shall have the meaning given to that term in Section 3.3(e)(ii).

            "Acquisition Proposal" means any proposal or offer with respect to an Acquisition Transaction.

            "Acquisition Transaction" means any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Acquiree Bank; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Acquiree Bank's consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

            "Agreement" means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

NEXT PAGE

            "Appraised Value" means the appraised value of Acquiree Bank as of the Effective Date, as determined by an Independent Appraisal.

            "Closing" shall have the meaning given to that term in Section 2.2.

            "Closing Date" shall have the meaning given to that term in Section 2.2.

            "CRA" means the Community Reinvestment Act.

            "Disclosure Letter" shall have the meaning given to that term in Section 3.1.

            "Effective Date" shall have the meaning given to that term in Section 2.3.

            "Effective Time" shall have the meaning given to that term in Section 2.3.

            "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any entity that is considered one employer with Acquiror MHC, Acquiror Bancorp or Acquiror Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "FDIA" means the Federal Deposit Insurance Act, as amended.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

            "GAAP" means generally accepted accounting principles.

NEXT PAGE

            "Government Regulator" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

            "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality.

            "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            "HOLA" means the Home Owners' Loan Act, as amended.

            "Indemnified Party" shall have the meaning given to that term in Section 5.11(a).

            "Independent Appraisal" shall mean the Appraised Value determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the OTS and reasonably acceptable to Acquiree Bank and Acquiror.

            "IRC" means the Internal Revenue Code of 1986, as amended.

            "IRS" means the Internal Revenue Service.

            "Key Employee" shall have the meaning given to that term in Section 5.12(g).

            "Knowledge" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with a title of senior vice president or above.

            "Lien" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

            "Loan" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

            "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

            "Market Price Per Share" means the average of the closing bid price of Acquiror Bancorp Common Stock on the OTC Bulletin Board as reported on the Internet at www.otcbb.com for the 15 consecutive trading days ending on the fifth day before the Effective Date.

            "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Acquiror MHC, Acquiror Bancorp, Acquiror Bank and their Subsidiaries, calculated on an aggregate and consolidated basis, on the one hand or Acquiree Bank, on the other hand, as the context may dictate; provided, however, that any such effect resulting solely from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Acquiror Bank and Acquiree Bank,

NEXT PAGE

or to financial and/or depository institutions generally, or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, shall not be considered in determining if a Material Adverse Effect has occurred.

            "Maximum Insurance Amount" shall have the meaning given to that term in Section 5.11(c).

            "Merger" shall mean, the Merger of Acquiree Bank into Acquiror Bank (as defined in Section 2.1) and any other mergers necessary to effectuate the transactions contemplated by this Agreement.

            "OTS" means the Office of Thrift Supervision.

            "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

            "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

            "SEC" means the United States Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SERP" shall have the meaning given to that term in Section 5.12(g).

            "Subsidiary" means a corporation, partnership, joint venture or other entity in which a party hereto has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

            "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that Acquiree Bank's Board of Directors determines in good faith, after consulting with its financial advisor, would, if consummated, result in a transaction that is more favorable to the members of Acquiree Bank than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

            "Taxes" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes, including interest, penalties, additions, and other assessments.

            "Voting Agreement" means the agreement, in the form of Exhibit B hereto, executed by each of Acquiror's directors and executive directors, to vote their shares of Acquiror Bancorp Common Stock in favor of this Agreement and the Merger.

ARTICLE II - THE MERGER

            2.1     The Merger.

                   (a)      General. On the Effective Date (as defined in Section 2.3), Acquiree Bank will merge with and into Acquiror Bank (the "Merger") with Acquiror Bank as the resulting institution and the

NEXT PAGE

name of the resulting institution will be Citizens Community Federal (with Community Plus Savings Bank thereupon becoming a division of Citizens Community Federal). At the Effective Time, the separate corporate existence of Acquiree Bank shall cease. Acquiror Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OTS thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each borrower member of Acquiree Bank and each holder of a deposit account in Acquiree Bank as of the Effective Time shall have the same rights and privileges in Acquiror Bank as if such borrowing and/or deposit account, respectively, had been established at Acquiror Bank, and all deposit accounts established at Acquiree Bank prior to the Effective Time shall confer on a depositor the same rights and privileges in Acquiror Bank as if such deposit account had been established at Acquiror Bank on the date established at Acquiree Bank.

                  (b)     OTS Approval. The Merger shall not be effective until and unless it is approved by the OTS. The Effective Date of the Merger shall be the date on which articles of combination for the Merger are endorsed by the OTS.

                 (c)     Home Office and Branches of Resulting Institutions. The home office of the resulting institution from the Merger shall be 2174 Eastridge Center, Eau Claire, Wisconsin 54701. The branch offices of Acquiror Bank and Acquiree Bank that are in lawful operation immediately prior to the Effective Time shall continue to be operated, at the same locations, as branch offices of the resulting institution immediately after the Effective Time.

                 (d)     Business of Resulting Institution. The business of Acquiror Bank as the resulting institution shall be that of a federally chartered savings association as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Acquiree Bank and Acquiror Bank shall be automatically transferred to and vested in Acquiror Bank as the resulting institution by virtue of the Merger without any deed or other document of transfer. Acquiror Bank as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Acquiree Bank and Acquiror Bank. Acquiror Bank as the resulting institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Acquiree Bank and Acquiror Bank immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Acquiree Bank and Acquiror Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Acquiree Bank or Acquiror Bank. All rights of creditors and other obligees and all liens on property of either Acquiree Bank or Acquiror Bank shall be preserved and shall not be released or impaired. The interests of members, if any, in Acquiree Bank and Acquiror Bank shall continue after the Merger in the resulting institution.

                  (e)     Directors of Resulting Institution. In accordance with Section 5.13(d) hereof, the directors of Acquiror Bank, as the resulting institution, immediately following the Effective Time shall be those persons identified in Exhibit A hereto.

                 (f)      Charter and Bylaws of Resulting Institution. The federal charter and bylaws of Acquiror Bank, as in effect immediately prior to the Effective Time, shall, without any change, be the charter and bylaws of the resulting institution, until either is thereafter amended in accordance with applicable law.

NEXT PAGE

            2.2     Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Silver, Freedman ∓ Taff, L.L.P., 1700 Wisconsin Avenue, Washington, DC at 10:00 a.m. on the date designated by Acquiror within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

            2.3     Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver articles of combination to the OTS for filing and endorsement pursuant to the HOLA and the regulations of the OTS thereunder with respect to the Merger. The Merger shall become effective on such date (the "Effective Date") and at such time as the parties hereto agree and specify in the articles of combination (the time the Merger becomes effective being the "Effective Time").

            2.4      Effect on Outstanding Shares of Acquiror Bancorp Common Stock.

                  (a)     Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Acquiror Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Acquiror Bancorp and shall not be affected by the Merger.

                 (b)     At the Effective Time, Acquiror Bancorp shall issue to Acquiror MHC a number of additional shares of Acquiror Bancorp Common Stock equal to the quotient obtained by dividing the Appraised Value by the Market Price Per Share.

            2.5     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Acquiror may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Acquiror may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or members of Acquiree Bank; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond December 31, 2005; or (iii) change the benefits or other arrangements provided to or on behalf of Acquiree Bank's directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

            3.1     Disclosure Letters. Prior to the execution and delivery of this Agreement, Acquiree Bank on the one hand and Acquiror on the other hand have each delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate). The Disclosure Letter delivered by Acquiree Bank is referred to herein as the "Acquiree Bank Disclosure Letter," and the Disclosure Letter delivered by Acquiror is referred to herein as the "Acquiror Disclosure Letter." The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents an exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

NEXT PAGE

            3.2     Representations and Warranties of Acquiree Bank. Except as set forth in the Acquiree Bank Disclosure Letter, Acquiree Bank represents and warrants the following to Acquiror:

                 (a)     Organization. Acquiree Bank is a savings bank validly existing in the mutual form of organization under the laws of the United States of America. Acquiree Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Acquiree Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acquiree Bank. Acquiree Bank has no direct or indirect subsidiaries.

                 (b)     Capital Structure. As of the date of this Agreement, (i) Acquiree Bank does not have any authorized or outstanding capital stock, and (ii) Acquiree Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Acquiree Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Acquiree Bank or obligating Acquiree Bank to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

                 (c)     Authority. Acquiree Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Acquiree Bank's Board of Directors, and, except for the approval or adoption of this Agreement by the members of Acquiree Bank, if required, no other corporate proceedings on the part of Acquiree Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Acquiree Bank and constitutes a valid and binding obligation of Acquiree Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                 (d)     No Violations; Consents.

(i) The execution, delivery and performance of this Agreement by Acquiree Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming all required member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiree Bank (or any of its properties) is subject, (B) violate the charter or bylaws of Acquiree Bank or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acquiree Bank under, any material note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiree Bank is a party, or to which any of its properties or assets may be subject.

(ii) No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Acquiree Bank of this Agreement or the consummation by Acquiree Bank of the Merger and the other transactions contemplated by this Agreement, except for filings

NEXT PAGE

of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities and the Department of Justice. As of the date hereof, Acquiree Bank knows of no reason pertaining to Acquiree Bank why any of the approvals referred to in this Section 3.2(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

                        (e)      Financial Statements. Acquiree Bank has previously provided to Acquiror its (i) audited balance sheets and statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2003 together with notes thereto, accompanied by the audit report of Acquiree Bank's independent public auditors and (ii) unaudited balance sheet and statements of income and changes in equity for the three and nine months ended September 30, 2004 (the "Acquiree Bank Financial Statements"). The Acquiree Bank Financial Statements were prepared from the books and records of Acquiree Bank, fairly present the financial position of Acquiree Bank at and as of the dates indicated and the results of operations, retained earnings and cash flows of Acquiree Bank for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

                        (f)     Absence of Certain Changes or Events. Since December 31, 2003, (i) Acquiree Bank has conducted its businesses only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence, or series of events or occurrences, that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiree Bank, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Acquiree Bank to any of its directors, officers or employees, other than in conformity with the past policies and practices of Acquiree Bank in the usual and ordinary course of its business, (iv) Acquiree Bank has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the past policies and practices of Acquiree Bank in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Acquiree Bank other than as required by GAAP.

                        (g)      Litigation. There is no suit, action or legal, administrative or arbitration proceeding pending or, to the knowledge of Acquiree Bank, threatened against or affecting Acquiree Bank or any property or asset of Acquiree Bank that involves a claim for monetary relief in excess of $25,000 or that requests equitable relief. To the knowledge of Acquiree Bank, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Acquiree Bank. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acquiree Bank.

                        (h)     Absence of Regulatory Actions. Since December 31, 1999, Acquiree Bank has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from, any Government Regulator; or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

NEXT PAGE

                        (i)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Acquiree Bank have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiree Bank have been paid in full or, where payment is not yet due, an adequate provision has been made for any such taxes. There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiree Bank, and no claim has been made by any taxing authority in a jurisdiction where Acquiree Bank does not file tax returns that Acquiree Bank is subject to taxation in that jurisdiction. All taxes due with respect to completed and settled examinations or concluded litigation relating to Acquiree Bank have been paid in full or adequate provision has been made for any such taxes. Acquiree Bank has not executed an extension or waiver of any statute of limitations for the assessment or collection of any tax that is currently in effect. Acquiree Bank has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and Acquiree Bank has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                        (j)      Agreements.

(i) Section 3.2(j) of the Acquiree Bank Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Acquiree Bank is a party or is bound:
(A) with any director, officer or employee of Acquiree Bank the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Acquiree Bank of the nature contemplated by this Agreement;

(B) with respect to the employment or service of any director, officer, employee or consultant;
(C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any phantom stock plan);

(D) containing covenants that limit the ability of Acquiree Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Acquiree Bank may carry on its business (other than as may be required by law or any Government Regulator);

(E) pursuant to which Acquiree Bank may become obligated to invest in or contribute capital to any entity;
(F) that relates to the borrowing of money (or guarantee thereof) by Acquiree Bank in excess of $25,000;
(G) which is a lease or license with respect to any property, real, personal or intangible, whether as landlord, tenant, licensor or licensee, involving a

NEXT PAGE

liability or obligation on the part of the obligor in excess of $10,000 on an annual basis; or
(H) that involves a monetary obligation on its part in excess of $25,000 (other than deposit liabilities and borrowings from the Federal Home Loan Bank), but specifically excluding any arrangement that is terminated by it on 30 days or less advance written notice without penalty, premium or other monetary obligation.

(ii) Acquiree Bank is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or commitment to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiree Bank, no other party to any such agreement or commitment (excluding any loan or extension of credit made by Acquiree Bank) is in default in any respect thereunder, other than non-monetary defaults which can be cured without penalty.

                        (k)     Intellectual Property. Acquiree Bank owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and Acquiree Bank has not received any notice of conflict with respect thereto that asserts the right of others. Acquiree Bank has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                        (l)     Labor Matters. Acquiree Bank is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Acquiree Bank is not and has never been a party to, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Acquiree Bank is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiree Bank pending or, to the knowledge of Acquiree Bank, threatened.

                        (m)      Employee Benefit Plans.

(i) Section 3.2(m) of the Acquiree Bank Disclosure Letter contains a complete and accurate list of all pension, retirement, supplemental retirement, savings, profit sharing, phantom stock, long-term incentive, other incentive or bonus, deferred compensation, consulting, vacation, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Acquiree Bank (hereinafter referred to collectively as the "Acquiree Bank Employee Plans"). Acquiree Bank has previously delivered or made available to Acquiror true and complete copies of each agreement, plan and other documents including all amendments thereto referenced in the Acquiree Bank Disclosure Letter. There has been no announcement or commitment by Acquiree Bank to create an additional Acquiree Bank Employee Plan, or to amend any Acquiree Bank Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Acquiree Bank Employee Plan. With respect to each Acquiree Bank Employee Plan, Acquiree Bank has previously made available to Acquiror a true and correct copy

NEXT PAGE

of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) each trust agreement, insurance contract or other funding arrangement relating to such Acquiree Bank Employee Plan, (C) the most recent summary plan description for such Acquiree Bank Employee Plan, , and (D) the most recent actuarial report or valuation if such Acquiree Bank Employee Plan is an Acquiree Bank Pension Plan and any subsequent changes to the actuarial assumptions contained therein.

(ii) There is no pending or, to Acquiree Bank's knowledge, threatened litigation, administrative action or proceeding relating to any Acquiree Bank Employee Plan. All of the Acquiree Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Acquiree Bank Employee Plan which has or is likely to result in the imposition of any taxes upon Acquiree Bank, any Acquiree Bank Employee Plan or any of its fiduciaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Acquiree Bank to be incurred with respect to any Acquiree Employee Plan which is subject to Title IV of ERISA ("Acquiree Bank Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiree Bank or any ERISA Affiliate. No Acquiree Bank Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiree Bank Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Acquiree Bank Pension Plan as of the end of the most recent plan year with respect to the respective Acquiree Bank Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiree Bank Pension Plan and also calculated on a plan termination basis as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiree Bank Pension Plan within the 12-month period ending on the date hereof. Acquiree Bank has not provided, and is not required to provide, security to any Acquiree Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiree Bank, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each Acquiree Bank Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an "Acquiree Bank Qualified Plan") has received a favorable determination letter from the IRS, a true and correct copy of which and any amendment or update thereto has been previously made available to Acquiror, and Acquiree Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(v) Acquiree Bank does not have any obligations for post-retirement or post-employment benefits under any Acquiree Bank Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

NEXT PAGE

(vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (assuming employment or service termination in connection therewith) will not result in any payment or series of payments by Acquiree Bank to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Acquiree Bank Employee Plan or accelerate the time of payment or vesting of any such benefit.

(vii) There are no pending or threatened claims (other than routine claims for benefits) against any Acquiree Bank Employee Plan or any related trust or any fiduciary thereof.

                        (n)     Title to Assets. Section 3.2(n) of the Acquiree Bank Disclosure Letter contains a complete and accurate list of all real property owned or leased by Acquiree Bank, including all properties of Acquiree Bank classified as "Real Estate Owned" or words of similar impact. Acquiree Bank has good and marketable title to its properties and assets (including any property acquired in a foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) for taxes not yet due and payable, (ii) pledges to secure deposits, (iii) Liens set forth in the Acquiree Bank Financial Statements, and (iv) such non-monetary easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Acquiree Bank is lessee or lessor is valid and in full force and effect and neither Acquiree Bank, nor, to the knowledge of Acquiree Bank, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiree Bank are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acquiree Bank to be adequate for the current business of Acquiree Bank. To the knowledge of Acquiree Bank, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                        (o)     Compliance with Laws. Acquiree Bank is in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it and its properties, assets and employees. Acquiree Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Acquiree Bank has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which could result in (i) the imposition by a Government Regulator of any restriction on the conduct of business by Acquiree Bank, (ii) the imposition of a fine or other monetary obligation upon Acquiree Bank in excess of $25,000 or (iii) otherwise adversely affecting the business or reputation of Acquiree Bank.

                        (p)     Environmental Matters.

(i) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form a basis of claim by a Governmental Entity or third party against Acquiree Bank or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not

NEXT PAGE

occurring at or on a site owned, leased or operated by Acquiree Bank or any Participation Facility or a Loan Property.
(ii) There are no underground storage tanks at any properties owned or operated by Acquiree Bank or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiree Bank or any Participation Facility.

                        (q)     Loans; Allowance for Loan Losses; Asset Quality.

(i) Each Loan reflected as an asset on the Acquiree Bank Financial Statements, and each loan originated or acquired by Acquiree Bank thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and biding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such Loans are, and the Loans held at the Effective Time will be, free and clear of any Lien (other than the Lien of the Federal Home Loan Bank to secure Federal Home Loan Bank advances).

(ii) The allowance for loan losses reflected in Acquiree Bank's audited balance sheet at December 31, 2003 was, and the allowance for loan losses shown on the balance sheets in Acquiree Bank's Financial Statements for periods ending after December 31, 2003 were, in the opinion of management, adequate as of the dates thereof under GAAP.

(iii) Section 3.2(q)(iv) of the Acquiree Bank Disclosure Letter sets forth a true and complete listing, as of September 30, 2004, of:
(A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

(B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Acquiree Bank due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(iv) Acquiree Bank is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Acquiree Bank that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Acquiree Bank is listed in Section 3.2(q)(v) of Acquiree Bank Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

                        (r)     Deposits. The deposit accounts of Acquiree Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of Acquiree Bank is a "brokered" deposit.

NEXT PAGE

                        (s)     Material Interests of Certain Persons. No officer or director of Acquiree Bank, or any affiliate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acquiree Bank.

                        (t)     Insurance. In the opinion of management, Acquiree Bank is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Acquiree Bank maintains all insurance required by contract in accordance with its contrctual obligation. All of the insurance policies and bonds maintained by Acquiree Bank are in full force and effect, Acquiree Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                        (u)     Investment Securities.

(i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by Acquiree Bank is subject to any restriction (contractual or statutory) that would materially impair its ability to freely dispose of such investment at any time.

(ii) Acquiree Bank is not party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                        (v)     Indemnification. Except as provided in the charter or bylaws of Acquiree Bank, Acquiree Bank is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acquiree Bank and, to the knowledge of Acquiree Bank, there are no claims for which any such person would be entitled accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                        (w)     Books and Records. The books and records of Acquiree Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                        (x)     Corporate Documents. Acquiree Bank has previously furnished or made available to Acquiror a complete and correct copy of its charter and bylaws as in effect as of the date of this Agreement. Acquiree Bank is not in violation of its charter, bylaws or similar organizational documents. The minute books of Acquiree Bank constitute a complete and correct record of all actions taken by its board of directors (and each committee thereof) and its members.

                        (y)     Community Reinvestment Act Compliance. Acquiree Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiree Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiree Bank, there is no fact or circumstance or set of facts or circumstances that would cause Acquiree Bank to fail to comply with such provisions or cause the CRA rating of Acquiree Bank to fall below satisfactory.

NEXT PAGE

                        (z) Undisclosed Liabilities. As of the date hereof, Acquiree Bank does not have any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the financial statements of Acquiree Bank as of December 31, 2003, except for (i) liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practice and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                        (aa) Fees. Neither Acquiree Bank nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiree Bank in connection with this Agreement or the transactions contemplated hereby.

            3.3 Representations and Warranties of Acquiror. Except as set forth in the Acquiror Disclosure Letter, Acquiror MHC, Acquiror Bancorp and Acquiror Bank jointly and severally represent and warrant the following to Acquiree Bank. Any reference to "Acquiror" in this Section 3.3 shall include Acquiror MHC, Acquiror Bancorp and/or Acquiror Bank, individually or collectively, as and to the extent applicable.

                   (a) Organization. Acquiror MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Acquiror Bancorp is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Acquiror Bank is a stock savings bank, validly existing and in good standing under the laws of the United States of America. Each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Acquiror.

                    (b) Subsidiaries.

(i) (i) Each of Acquiror Bancorp's Subsidiaries other than Acquiror Bank is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Acquiror. Acquiror MHC's, Acquiror Bancorp's and Acquiror Bank's ownership interest in each such entity is in compliance with all applicable laws, rules and regulations relating to equity investments by mutual holding companies and federally chartered savings associations.

(ii) The outstanding equity securities of each Subsidiary have been validly authorized and are duly issued, and in the case of corporate equity securities, are fully paid and nonassessable. No equity securities of any Subsidiary of Acquiror Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities of any

NEXT PAGE

Subsidiary of Acquiror Bancorp exist that are convertible into or exchangeable for any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional debt or equity securities of any Subsidiary of Acquiror Bancorp or options, warrants or other rights with respect to such securities.

(iii) No Subsidiary of Acquiror Bancorp other than Acquiror Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

                   (c) Authority. Each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the documents referred to herein and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank, and no other corporate proceedings on the part of Acquiror MHC, Acquiror Bancorp or Acquiror Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) if required by the OTS, the approval or adoption of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Bancorp Common Stock, and, if required by the OTS, the affirmative vote of the majority of the outstanding shares of Acquiror Bancorp not beneficially owned by Acquiror MHC (with such calculation being determined as if the outstanding shares beneficially owned by Acquiror MNC were not outstanding) and (ii) if required by the OTS, the approval or adoption of this Agreement by the affirmative vote of a majority of the votes eligible to be cast by the members of Acquiror MHC. This Agreement has been duly and validly executed and delivered by each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                   (d) No Violations; Consents.

(i) The execution, delivery and performance of this Agreement by Acquiror does not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror (or any of its properties) is subject, (B) violate the charter or bylaws of Acquiror or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acquiror under, any material note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror is a party, or to which any of its properties or assets may be subject.

(ii) No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Acquiror of this Agreement or the consummation by Acquiror of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities and the Department of Justice. As of the date hereof, Acquiror knows of no reason pertaining to Acquiror why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

NEXT PAGE

                    (e) Securities Filings and Financial Statements.

(i) All reports, registration statements, and definitive proxy statements and information statements filed by Acquiror Bancorp or any of its Subsidiaries with the SEC under the Securities Act or the Exchange Act since March 29, 2004 (collectively, "Acquiror Bancorp's Reports") as of the date filed (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.

(ii) Each of the financial statements (including, in each case, any notes thereto) of Acquiror Bancorp included in Acquiror Bancorp's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Acquiror has previously provided to Acquiree Bank its audited consolidated balance sheet and statements of income, changes in equity and cash flow for the year ended September 30, 2004 together with the notes thereto ("Acquiror's 2004 Financial Statements"), accompanied by the audit report of Acquiror's independent auditors. The financial statements included in Acquiror Bancorp's Reports and Acquiror's 2004 Financial Statements were prepared from the books and records of Acquiror Bancorp and its Subsidiaries, fairly present the consolidated financial position of Acquiror Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Acquiror Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

                    (f) Absence of Certain Changes or Events. Since September 30, 2004, (i) Acquiror has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence, or series of events or occurrences, that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiror, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Acquiror to any of its directors, officers or employees, other than in conformity with the past policies and practices of such entity in the usual and ordinary course of its business, (iv) Acquiror has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the past policies and practices of Acquiror in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Acquiror other than as required by GAAP.

                    (g) Litigation. There is no suit, action or legal, administrative or arbitration proceeding pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any property or asset of Acquiror or any of its Subsidiaries that involves a claim for monetary relief in excess of $50,000 or that requests equitable relief. To the knowledge of Acquiror, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Acquiror or any of its Subsidiaries. There are no material judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acquiror or any of its Subsidiaries.

NEXT PAGE

                    (h) Absence of Regulatory Actions. Since December 31, 1999, neither Acquiror nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from, any Government Regulator; or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                    (i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Acquiror have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiror have been paid in full or, where payment is not yet due, an adequate provision has been made for any such taxes. There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiror, and no claim has been made by any taxing authority in a jurisdiction where Acquiror does not file tax returns that Acquiror is subject to taxation in that jurisdiction. All taxes due with respect to completed and settled examinations or concluded litigation relating to Acquiror have been paid in full or adequate provision has been made for any such taxes. Acquiror has not executed an extension or waiver of any statute of limitations for the assessment or collection of any tax that is currently in effect. Acquiror and its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Acquiror and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                    (j) Agreements.

(i) Except for this Agreement, Acquiror is not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Acquiror Bancorp's Reports.

(ii) Acquiror is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or commitment to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiror, no other party to any such agreement or commitment (excluding any loan or extension of credit made by Acquiror) is in default in any respect thereunder, other than non-monetary defaults which can be cured without penalty.

                    (k) Intellectual Property. Acquiror owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and Acquiror has not received any notice of conflict with respect thereto that asserts the right of others. Acquiror and its Subsidiaries have performed all the

NEXT PAGE

obligations required to be performed by it and is not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                    (l) Labor Matters. Acquiror is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Acquiror is not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Acquiror is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiror pending or, to the knowledge of Acquiror, threatened.

                    (m) QualifiedPlans.

(i) Each benefit plan of Acquiror that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Acquiror Qualified Plan") has received a favorable determination letter from the IRS, and Acquiror is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(ii) There is no pending or, to Acquiror's knowledge, threatened litigation, administrative action or proceeding relating to any Acquiror Qualified Plan. Each Acquiror Qualified Plan complies in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Acquiror Qualified Plan which has or is likely to result in the imposition of any taxes upon Acquiror, any Acquiror Qualified Plan or any of its fiduciaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Acquiror to be incurred with respect to any Acquiror Qualified Plan which is subject to Title IV of ERISA ("Acquiror Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiror or any ERISA Affiliate. No Acquiror Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiror Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Acquiror Pension Plan as of the end of the most recent plan year with respect to the respective Acquiror Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiror Pension Plan and also calculated on a plan termination basis as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Pension Plan within the 12-month period ending on the date hereof. Acquiror has not provided, or been required to provide, security to any Acquiror Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiror, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

NEXT PAGE

(iv) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (assuming employment or service termination in connection therewith) will not result in any payment or series of payments by Acquiror to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any compensation or benefit plan or arrangement of Acquiror or accelerate the time of payment or vesting of any such benefit.

(v) There are no pending or threatened claims (other than routine claims for benefits) against any Acquiror Qualified Plan or any related trust or any fiduciary thereof.

                    (n) Title to Assets. Acquiror has good and marketable title to its properties and assets (including any property acquired in a foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) for taxes not yet due and payable, (ii) pledges to secure deposits, (iii) Liens set forth in Acquiror's 2004 Financial Statements, and (iv) such non-monetary easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Acquiror is lessee or lessor is valid and in full force and effect and neither Acquiror, nor, to the knowledge of Acquiror, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiror are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acquiror to be adequate for the current business of Acquiror. To the knowledge of Acquiror, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                    (o) Compliance with Laws. Acquiror is in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it and its properties, assets, and employees. Acquiror has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Acquiror has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which could result in (i) the imposition by a Government Regulator of any restriction on the conduct of business by Acquiror, (ii) the imposition of a fine or other monetary obligations upon Acquiror in excess of $50,000 or (iii) otherwise adversely affecting the business or reputation of Acquiror.

                    (p) Environmental Matters.

(i) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form a basis of a claim by a Governmental Entity or third party against Acquiror or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Acquiror or any Participation Facility or a Loan Property.

NEXT PAGE

(ii) There are no underground storage tanks at any properties owned or operated by Acquiror or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiror or any Participation Facility.

                    (q) Loans; Allowance for Loan Losses; Asset Quality.

(i) Each Loan reflected as an asset on the Acquiror's 2004 Financial Statements, and each Loan originated or acquired by Acquiror thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such Loans are, and the Loans held at the Effective Time will be, free and clear of any Lien (other than the Lien of the Federal Home Loan Bank to secure FHLB advances).

(ii) The allowance for loan losses reflected in Acquiror's 2004 Financial Statements was, in the opinion of management, adequate as of the date thereof under GAAP.
(iii) Acquiror Bank is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Acquiror Bank that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Acquiror Bank is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

                    (r) Deposits. The deposit accounts of Acquiror Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of Acquiror Bank is a "brokered" deposit.

                    (s) Material Interests of Certain Persons. No officer or director of Acquiror, or any affiliate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acquiror, other than agreements that have been filed or incorporated in Acquiror Bancorp's Reports.

                    (t) Insurance. In the opinion of management, Acquiror is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Acquiror maintains all insurance required by contract in accordance with its contractual obligation. All of the insurance policies and bonds maintained by Acquiror are in full force and effect, Acquiror is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion.

                    (u) Investment Securities.

(i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by Acquiror is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(ii) Neither Acquiror nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other

NEXT PAGE

swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                    (v) Indemnification. Except as provided in the employment agreements filed as exhibits to Acquiror Bancorp's Reports and as provided in the charter or bylaws of Acquiror, Acquiror is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acquiror and, to the knowledge of Acquiror, there are no claims for which any such person would be entitled accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                    (w) Books and Records. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                    (x) Governing Documents. Acquiror has previously furnished or made available to Acquiree Bank a complete and correct copy of its charter and bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Acquiror nor any of its Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of Acquiror and each of its Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and their stockholders, owners or members, as the case may be.

                    (y) Community Reinvestment Act Compliance. Acquiror Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiror Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiror, there is no fact or circumstance or set of facts or circumstances that would cause Acquiror Bank to fail to comply with such provisions or cause the CRA rating of Acquiror Bank to fall below satisfactory.

                    (z) Undisclosed Liabilities. As of the date hereof, Acquiror does not have any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in Acquiror's 2004 Financial Statements, except for (i) liabilities incurred since September 30, 2004 in the ordinary course of business consistent with past practice and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                    (aa) Fees. Except for the fairness opinion to be provided by Keefe, Bruyette ∓ Woods, Inc., neither Acquiror nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror in connection with this Agreement or the transactions contemplated hereby.

NEXT PAGE

ARTICLE IV - CONDUCT PENDING THE MERGER

            4.1 Forbearances by Acquiree Bank. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiree Bank shall not:

                    (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or voluntarily take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year and sales of certificates of deposit that mature within five years; provided, however, that in no event shall such indebtedness or other similar arrangements with a person exceed an aggregate of $25,000, except that Acquiree Bank may incur Federal Home Loan Bank advances of up to $250,000 and accept deposits or certificates of deposit from any new customer in an amount not to exceed $300,000;

(ii) prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder;

                    (c) issue any capital stock;

                    (d) make, declare or pay any dividend or make any other distribution to its members;

                    (e) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person;

                    (f) cancel, release or assign any indebtedness owed to it by any person or any claims held by it against any person, other than non-material amounts in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement which have been previously disclosed to Acquiror;

                    (g) except pursuant to contracts or agreements in force on the date hereof which have been previously disclosed to Acquiror, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person;

                    (h) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than (i) those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000; (ii) deposit liabilities at prevailing market rates; (iii) loans, extensions of credit, etc. permitted by Section 4.1(i) and (j); and (iv) borrowings permitted under Section 4.1(b)(i);

                    (i) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to

NEXT PAGE

exceed an aggregate of $300,000 with respect to any individual borrower, or (B) loans or advances as to which it has a binding obligation to make such loans or advances as of the date hereof;

                    (j) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Acquiree Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to lend;

(k) (i) increase in any manner the compensation or benefits of any of its employees or directors other than customary salary increases to rank and file employees in the ordinary course of business consistent with past practice, or pay any bonus or incentive compensation not required by any existing plan or agreement to any such employees or directors;

(ii) enter into, renew, amend or terminate any Acquiree Bank Employee Plan or other agreement with any of its employees or directors or past employees or directors;
(iii) voluntarily accelerate the vesting of benefits under any Acquiree Bank Employee Plan; or
(iv) appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee except to replace a terminated rank and file employee;

                    (l) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or that imposes any restriction on its operations;

                    (m) amend its charter or bylaws, except as may be contemplated by this Agreement including any amendment Acquiree Bank deems reasonably necessary to facilitate members approval of the Merger;

                    (n) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                    (o) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

                    (p) make any capital expenditures in excess of $25,000 other than pursuant to binding commitments existing on the date hereof that have been previously disclosed to Acquiror and other than expenditures necessary to maintain existing assets in good repair;

                    (q) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

NEXT PAGE

                    (r) enter into, renew, or amend any agreement or commitment involving a monetary obligation on its part in excess of $25,000, except for (i) deposit liabilities and permitted borrowings and (ii) agreements and commitments that can be terminated by it upon 30 days or less written notice without premium, penalty or other monetary obligation;

                    (s) enter into any agreement that in any way restricts its ability to engage in any line of business or compete with any person.

                    (t) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

                    (u) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

                    (v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

            4.2 Forbearances by Acquiror. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, nor shall it permit any Subsidiary to:

                    (a) voluntarily take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                    (b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

                    (c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V - COVENANTS

            5.1 Acquisition Proposals.

                    (a) Except as permitted by this Agreement, Acquiree Bank shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it directly or indirectly to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Acquiror), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Acquiree Bank or any investment banker, financial advisor, attorney, accountant or other

NEXT PAGE

representative retained by Acquiree Bank shall be deemed to be a breach of this Section 5.1 by Acquiree Bank. Notwithstanding the foregoing, Acquiree Bank may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to Acquiree Bank to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Acquiree Bank and Acquiror dated October 28, 2004 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Acquiree Bank's Board of Directors determines in good faith (after receipt of written advice from its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

                    (b) Acquiree Bank will notify Acquiror Bancorp immediately orally (within one day) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Acquiror Bancorp any written materials received by Acquiree Bank in connection therewith. Acquiree Bank will keep Acquiror Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. Acquiree Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Acquiree Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. Acquiree Bank will promptly request each person (other than Acquiror) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Acquiree Bank to return or destroy all confidential information previously furnished to such person by or on behalf of Acquiree Bank. Acquiree Bank shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

            5.2 Certain Policies and Actions of Acquiree Bank. At the request of Acquiror, Acquiree Bank agrees to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Acquiror Bank; provided, however, that Acquiree Bank shall not be required to take such action prior to the date on which all regulatory and member and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from Acquiror that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. The representations, warranties and covenants of Acquiree Bank contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

            5.3 Access and Information.

                    (a) Upon reasonable notice, Acquiree Bank shall afford Acquiror and its representatives (including, without limitation, directors, officers and employees of Acquiror and its affiliates and counsel, accountants and other professionals retained by Acquiror) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Acquiree Bank as Acquiror may reasonably request;

NEXT PAGE

provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Acquiree Bank in this Agreement.

                    (b) From the date hereof until the Effective Time, Acquiree Bank shall promptly provide Acquiror with (i) a copy of each report, schedule and other document filed with or received by it from any Government Regulator, (ii) a copy of any materials furnished to its senior management and all materials furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as Acquiror may reasonably request. Notwithstanding the foregoing, Acquiree Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

                    (c) Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to Acquiror or an affiliate of Acquiror other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Acquiror or an affiliate of Acquiror from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Acquiree Bank or (iv) is or becomes readily ascertainable from published information or trade sources.

                    (d) From and after the date hereof, representatives of Acquiror Bank and Acquiree Bank shall meet on a regular basis to discuss and plan for the conversion of Acquiree Bank's data processing and related electronic informational systems to those used by Acquiror Bank with the goal of conducting such conversion simultaneously with the consummation of the Merger.

            5.4 Applications; Consents.

                    (a) Acquiror and Acquiree Bank shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Acquiror and Acquiree Bank shall furnish each other with all information concerning themselves, any Subsidiaries of Acquiror, and any of their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Acquiree Bank or Acquiror or any Subsidiary of Acquiror to any Governmental Entity in connection with the transactions contemplated by this Agreement. Acquiror and Acquiree Bank shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it and any Subsidiary of Acquiror that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

                    (b) As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

NEXT PAGE

            5.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any contractual consents and regulatory approvals.

            5.6 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto;provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

            5.7 Stockholders Meeting; Members Meetings.

                    (a) If required by the OTS, Acquiror Bancorp will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required by the OTS, Acquiror Bancorp will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its stockholders (the "Acquiror Stockholders Meeting") as promptly as practicable for the purpose of considering and voting on approval or adoption of this Agreement and the transactions provided for in this Agreement. If Acquiror Bancorp is required by the OTS to hold such Acquiror Stockholders Meeting, except as provided below, (i) Acquiror Bancorp's Board of Directors shall recommend to Acquiror Bancorp's stockholders approval or adoption of this Agreement, and use reasonable best efforts to obtain such approval or adoption of this Agreement by Acquiror Bancorp's stockholders (ii) the proxy statement Acquiror Bancorp distributes to its stockholders shall include a statement to the effect that Acquiror Bancorp's Board of Directors has recommended that Acquiror Bancorp's stockholders vote in favor of the approval or adoption of this Agreement, and (iii) neither Acquiror Bancorp's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiree Bank, the recommendation of Acquiror Bancorp's Board of Directors that Acquiror Bancorp's stockholders vote in favor of approval or adoption of this Agreement or make any statement in connection with the Acquiror Stockholders Meeting inconsistent with such recommendation. Each of Acquiror Bancorp's directors and executive officers has entered into a Voting Agreement in the form attached as Exhibit B hereto, to vote their respective shares of Acquiror Bancorp Common Stock for approval or adoption of this Agreement. Notwithstanding the foregoing, if Acquiror Bancorp's Board of Directors (after receipt of written advice from its counsel) determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the Acquiror Stockholders Meeting it may submit this Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the stockholders in the proxy statement distributed to stockholders or an appropriate amendment or supplement thereto.

                    (b) If required by the OTS, Acquiror MHC will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required by the OTS, Acquiror MHC will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give

NEXT PAGE

notice of, and use its best efforts to convene and hold a meeting of its members (the "Acquiror Members Meeting") as promptly as practicable for the purpose of considering and voting on approval or adoption of this Agreement and the transactions provided for in this Agreement. If Acquiror MHC is required by the OTS to hold such Acquiror Members Meeting, except as provided below, (i) Acquiror MHC's Board of Directors shall recommend to Acquiror MHC's members approval or adoption of this Agreement, and use reasonable best efforts to obtain such approval or adoption of this Agreement by Acquiror MHC's members, (ii) the proxy statement Acquiror MHC distributes to its members shall include a statement to the effect that Acquiror MHC's Board of Directors has recommended that Acquiror MHC's members vote for approval or adoption of this Agreement, and (iii) neither Acquiror MHC's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiree Bank, the recommendation of Acquiror MHC's Board of Directors that Acquiror MHC's members vote in favor of approval or adoption of this Agreement or make any statement in connection with the Acquiror Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Acquiror MHC's Board of Directors (after receipt of written advice from its counsel) determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to members at the Acquiror Members Meeting it may submit this Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to members or an appropriate amendment or supplement.

                    (c) If required by the OTS, Acquiree Bank will cause Acquiree Bank to submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, Acquiree Bank will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of Acquiree Bank's members, (the "Acquiree Bank Members Meeting") as promptly as practicable for the purpose of considering and voting on approval or adoption of this Agreement and the transactions provided for in this Agreement. If Acquiree Bank is required by the OTS to hold such Acquiree Bank Members Meeting, except as provided below, (i) Acquiree Bank's Board will recommend to its members that they vote for approval or adoption of this Agreement, and use reasonable best efforts to obtain such approval or adoption of this Agreement by the members of Acquiree Bank, (ii) the proxy statement Acquiree Bank distributes to its members shall include a statement to the effect that Acquiree Bank's Board of Directors has recommended that its members vote in favor of the approval or adoption of this Agreement, and (iii) neither Acquiree Bank's Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the recommendation of Acquiree Bank's Board of Directors that its members vote in favor of approval or adoption of this Agreement or make any statement in connection with the Acquiree Bank Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Acquiree Bank's Board of Directors (after receipt of written advice from its counsel) determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to members at the Acquiree Bank Members Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to its members or an appropriate amendment or supplement thereto.

            5.8 Proxy Statements.

                    (a) If required by the OTS or SEC, as promptly as reasonably practicable following the date hereof, Acquiror shall prepare and file with the OTS and/or the SEC as applicable and if necessary, a proxy statement and related materials relating to the matters to be submitted to the members of Acquiror MHC and/or the stockholders of Acquiror Bancorp, in each case as applicable and if necessary, at their respective Members Meeting or Stockholders Meeting, as applicable (such proxy

NEXT PAGE

statement(s) and related materials and any amendments or supplements thereto being individually and collectively referred to as the "Acquiror Proxy Statement"). Upon request, Acquiree Bank will furnish to Acquiror the information required to be included in the Acquiror Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Acquiror on the form of, and any characterizations of such information included in, the Acquiror Proxy Statement prior to its being filed with the OTS and/or the SEC, as applicable and if necessary. Acquiror and Acquiree Bank shall use reasonable best efforts to have the Acquiror Proxy Statement cleared for use by the OTS and/or the SEC, in each case as applicable and if necessary, and to have the Acquiror Proxy Statement mailed to Acquiror Bancorp's stockholders and/or to Acquiror MHC's members, in each case as applicable and if necessary, as promptly as practicable thereafter. Acquiror will advise Acquiree Bank, promptly after it receives notice thereof, of the time when the Acquiror Proxy Statement has been cleared for use by the OTS and/or the SEC, as applicable, or any request by the OTS and/or the SEC, as applicable, for amendment of the Acquiror Proxy Statement. If at any time prior to the Effective Time any information relating to Acquiree Bank or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by Acquiree Bank or Acquiror which should be set forth in an amendment or supplement to the Acquiror Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OTS and/or the SEC, as applicable, and disseminated to the members of Acquiror MHC and or the stockholders of Acquiror Bancorp, as applicable.

                    (b) As promptly as reasonably practicable following the date hereof, Acquiree Bank shall prepare and file with the OTS a proxy statement and related materials relating to the matters to be submitted to the members of Acquiree Bank at its Members Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the "Acquiree Bank Proxy Statement"). Upon request, Acquiror will furnish to Acquiree Bank the information required to be included in the Acquiree Bank Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Acquiree Bank on the form of, and any characterizations of such information included in, the Acquiree Bank Proxy Statement prior to its being filed with the OTS. Acquiror and Acquiree Bank shall use reasonable best efforts to have the Acquiree Bank Proxy Statement cleared for use by the OTS and to have the Acquiree Bank Proxy Statement mailed to Acquiree Bank's members as promptly as practicable thereafter. Acquiree Bank will advise Acquiror, promptly after it receives notice thereof, of the time when the Acquiree Bank Proxy Statement has been cleared for use by the OTS, or any request by the OTS for amendment of the Acquiree Bank Proxy Statement. If at any time prior to the Effective Time any information relating to Acquiree Bank or Acquiror or any of their respective affiliates, officers or directors, should be discovered by Acquiree Bank or Acquiror which should be set forth in an amendment or supplement to the Acquiree Bank Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OTS and disseminated to Acquiree Bank's members.

            5.9 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which

NEXT PAGE

each party or any Subsidiary is a party or is subject; (ii) any fact or event that would render inaccurate any of its representations or warranties in this Agreement; (iii) any breach or default of any of its covenants, agreements or obligations under this Agreement; or (iv) facts and events which individually or in the aggregate has resulted in, or which, so far as reasonably can be foreseen at the time of their occurrence, is reasonably likely to result in, a Material Adverse Effect on it. Each of the parties hereto shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

            5.10 Employee Benefits Matters.

                    (a) All persons who are employees of Acquiree Bank immediately prior to the Effective Time and whose employment is not terminated at the Effective Time (a "Acquiree Bank Continuing Employee") shall, at the Effective Time, become employees of Acquiror Bank; provided, however, that in no event shall any of Acquiree Bank's employees be officers of Acquiror MHC, Acquiror Bancorp or Acquiror Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Acquiror MHC, Acquiror Bancorp and Acquiror Bank. Except for Brian Ashley, all of the Acquiree Bank Continuing Employees shall be employed at the will of Acquiror Bank and no contractual right to employment shall inure to such employees because of this Agreement or otherwise. Acquiror Bank will provide to Acquiree Bank no later than 30 days prior to the Effective Date a schedule of Acquiree Bank employees who will be terminated by Acquiror Bank on the Effective Date. To the extent that Acquiror Bank terminates the employment of any of Acquiree Bank's employees, other than for cause, on or within six months following the Effective Date, Acquiror Bank shall provide to such former Acquiree Bank employee a severance payment equal to two weeks salary for each year of service that such employee was employed by Acquiree Bank, up to a maximum of 26 weeks salary;provided, however, that Acquiror Bank shall not have any obligation to provide any severance payment to any of Acquiree Bank's employees or Acquiree Bank Continuing Employees whose termination of employment occurs due to death, disability, resignation or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with Acquiree Bank or Acquiror. Acquiree Bank has furnished Acquiror with a schedule identifying each Acquiree Bank employee and each such employee's years of service with Acquiree Bank.

                    (b) As of the Effective Time, Acquiror Bank shall make available employer-provided health and other employee welfare benefit plans to each Acquiree Bank Continuing Employee on the same basis as it provides such coverage to Acquiror Bank employees or continue the coverage then provided by Acquiree Bank until such time as Acquiree Bank Continuing Employees can be integrated into the health and welfare plans of Acquiror Bank. Acquiree Bank Continuing Employees shall receive credit for service with Acquiree Bank under any existing or new Acquiror Bank health plan in which such employees or their dependents would be eligible to enroll. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements, to the extent permitted by Acquiror Bank's health insurance provider. Acquiree Bank Continuing Employees who become covered under an Acquiror Bank health plan shall be required to satisfy the deductible limitations of the Acquiror Bank health plan for the plan year in which coverage commences, with offset for deductibles satisfied under the Acquiree Bank health plan. Unless an Acquiree Bank Continuing Employee affirmatively terminates coverage under an Acquiree Bank health plan prior to the time that such Acquiree Bank Continuing Employee becomes eligible to participate in an Acquiror Bank health plan, no coverage of any of the Acquiree Bank Continuing Employees or their dependents shall terminate under any other Acquiree Bank health plans prior to the time such Acquiree Bank Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Acquiror Bank and their dependents.

NEXT PAGE

                    (c) Each Acquiree Bank Continuing Employee shall be eligible to participate in any Acquiror Qualified Plan on the next enrollment date after the later of (i) the Effective Date or (ii) the termination, merger or rollover of the Acquiree Bank Pension Plan and all other Acquiree Bank Qualified Plans, with credit for prior service with Acquiree Bank for purposes of eligibility and vesting but not for purposes of benefit accrual under any Acquiror Pension Plan.

                    (d) The foregoing subparagraph (c) notwithstanding, Acquiror Bank agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Acquiree Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Acquiree Bank's Disclosure Letter.

                    (e) Acquiree Bank shall take all necessary action to terminate any Acquiree Bank Pension Plan and any other Acquiree Bank Qualified Plans as of the Effective Time. In connection with such termination, Acquiree Bank shall use reasonable best efforts to file with the IRS an application for determination letter with respect to such terminations as soon as practicable after the date hereof.

            5.11 Indemnification.

                    (a) From and after the Effective Time through the sixth anniversary of the Effective Time, Acquiror Bancorp agrees to indemnify and hold harmless each present and former director and officer of Acquiree Bank, and each officer or employee of Acquiree Bank that is serving or has served as a director or trustee of another entity expressly at the request or direction of Acquiree Bank (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time of the Merger, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Acquiree Bank's charter and bylaws as in effect on the date of this Agreement and applicable OTS regulations and policies.

                    (b) Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror Bancorp thereof, but the failure to so notify shall not relieve Acquiror Bancorp of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Acquiror Bancorp.

                    (c) Acquiror Bank shall maintain, for a period of three years from the Effective Date, Acquiree Bank's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Acquiree Bank's existing policy, including Acquiror Bank's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance; provided, however, that in no event shall Acquiror Bank be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.11(c), an aggregate amount during the coverage period in excess of 150% of the amount of the annual premiums paid by Acquiree Bank as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the total premiums necessary to maintain or procure such insurance coverage is expected to exceed the Maximum Insurance Amount, Acquiror Bank shall either obtain or permit Acquiree Bank to obtain tail coverage under Acquiree Bank's existing directors' and officers' liability insurance policy for the Maximum Insurance Amount in satisfaction of Acquiror Bank's obligations under this Section 5.11(c).

NEXT PAGE

                    (d) In the event Acquiror Bancorp or Acquiror Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror Bancorp or Acquiror Bank assume the obligations of such party set forth in this Section 5.11.

                    (e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

            5.12 Directors, Officers and Employees.

                    (a) The officers of Acquiror immediately prior to the Effective Time shall continue to be the officers of Acquiror immediately after the Effective Time, with the addition of Brian Ashley who shall become a Senior Vice President of the Community Plus Division of Acquiror Bank.

                    (b) Immediately after the Effective Time the directors of Acquiror MHC shall be all of the directors of Acquiror MHC serving immediately prior to the Effective Time.

                    (c) Immediately after the Effective Time, the directors of Acquiror Bancorp shall be all of the directors of Acquiror Bancorp serving immediately prior to the Effective Time.

                    (d) Immediately after the Effective Time, the directors of Acquiror Bank shall be all of the directors of Acquiror Bank serving immediately prior to the Effective Time and Brian Ashley, who shall be invited to join the Board of Directors of Acquiror Bank to serve in the class of the Board of Directors whose term expires in 2007. Upon becoming a member of the Acquiror Bank Board of Directors, Mr. Ashley will receive the same board and committee fees, if any, as the other employee members of the Board of Directors of Acquiror Bank.

                    (e) Each current director of Acquiree Bank who continues in such capacity up to the Effective Time (other than Brian Ashley who will become a director of Acquiror Bank) shall have the right to immediately thereafter become an advisory director of Acquiror Bank. Each advisory director will be paid $300 for each advisory board meeting attended by such advisory director. It is intended that the advisory board shall meet once a month during the one year period next following the Effective Date.

                    (f) Each current director of Aquiree Bank who continues in such capacity up to the Effective Time (other than Brian Ashley) shall, at the Effective Time, become a participant in the Acquiror Bank Directors' Retirement Plan and each such director shall be entitled to the benefits set forth in his Acquiror Bank Directors' Retirement Plan Agreement subject to the terms and conditions thereof including (i) such director relinquishing and releasing all rights and claims that he has or might have to benefits or compensation from Acquiree Bank (other than compensation voluntarily deferred by a director to a later date), (ii) the non-competition, non-solicitation and confidentiality provisions therein contained, and (iii) in the case of Brian Ashley only, the vesting requirements set forth therein, which vesting shall become automatically accelerated upon his death or disability while he is a director or employee of Acquiror Bank.

                    (g) Brian Ashley (the "Key Employee") shall, immediately after the Effective Time, become a Senior Vice President of the Community Plus Division of Acquiror Bank. At the Effective Time, the Acquiror Bank agrees to provide a three year employment agreement to the Key Employee (the "Employment Agreement") and the Key Employee shall become a participant in the Acquiror Bank Executive Supplemental Retirement Income Plan ("SERP"). The Key Employee shall be entitled, upon

NEXT PAGE

his becoming a participant in the SERP, to the benefits set forth in his SERP Agreement subject to the terms and conditions thereof including (i) the vesting requirements set forth therein, which vesting shall become automatically accelerated upon his death or disability while employed by Acquiror Bank, and (ii) the non-competition, non-solicitation and confidentiality provisions therein contained. The Employment Agreement and SERP Agreement shall be in substitution and replacement of any and all existing employment, severance and/or change in control agreement or arrangement, and all non-qualified benefit plans, programs or agreements existing at Acquiree Bank (other than compensation voluntarily deferred) for the benefit of the Key Employee and, as of the Effective Time, any existing agreement, arrangement and non-qualified benefit (other than compensation voluntarily deferred) of the Key Employee at Acquiree Bank, if any, shall be cancelled and terminated and the Key Employee shall not be entitled to any benefits thereunder.

ARTICLE VI - CONDITIONS TO CONSUMMATION

            6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

                    (a) Stockholder/Member Approval. If required by the OTS, this Agreement shall have been approved by the requisite vote of Acquiror MHC's members, Acquiror Bancorp's stockholders and Acquiree Bank's members in accordance with applicable laws and regulations.

                    (b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired;provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Acquiror of the transactions contemplated hereby that, had such condition or requirement been known, Acquiror would not have entered into this Agreement.

                    (c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger as contemplated by this Agreement.

                    (d) Required Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement.

            6.2 Conditions to the Obligations of Acquiror. The obligations of Acquiror to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiror:

                    (a) Acquiree Bank's Representations and Warranties. Each of the representations and warranties of Acquiree Bank set forth in this Agreement shall (i) as of the date of this Agreement be true and correct in all material respects; and (ii) as of the Closing Date be true and correct as though made anew on the Closing Date (other than those that speak to a specific date), but only to the extent that the

NEXT PAGE

failure to be so true and correct on the Closing Date, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Acquiree Bank.

                    (b) Performance of Acquiree Bank's Obligations. Acquiree Bank shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

                    (c) No Material Adverse Effect. There shall not have occurred any event or occurrence, or series of events or occurrences, that has had, or is reasonably likely to have, a Material Adverse Effect on Acquiree Bank.

                    (d) Officers' Certificate. Acquiror shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Acquiree Bank to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

                    (e) Good Standing and Other Certificates. Acquiror shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiree Bank and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Acquiror may reasonably require.

                    (f) Corporate Authorization. All corporate action required to be taken by or on the part of Acquiree Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiree Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and members of Acquiree Bank, as the case may be, and Acquiror shall have received certified copies of the resolutions evidencing such authorization.

                    (g) Certain Other Third Party Consents. Acquiree Bank or Acquiror Bank shall have received the appropriate third party consents to prevent the occurrence of an event contemplated by Section 3.2(d)(i)(C).

            6.3 Conditions to the Obligations of Acquiree Bank. The obligations of Acquiree Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiree Bank:

                    (a) Acquiror Representations and Warranties. Each of the representations and warranties of Acquiror MHC, Acquiror Bancorp and Acquiror Bank set forth in this Agreement shall (i) as of the date of this Agreement be true and correct in all material respects; and (ii) as of the Closing Date be true and correct as though made anew on the Closing Date (other than those that speak to a specific date), but only to the extent that the failure to be so true and correct on the Closing Date, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Acquiror.

                    (b) Performance of Acquiror MHC, Acquiror Bancorp and Acquiror Bank's Obligations. Acquiror MHC, Acquiror Bancorp and Acquiror Bank shall have performed in all material respects all obligations and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time.

                    (c) No Material Adverse Effect. There shall not have occurred any event or occurrence, or series of events or occurrences, that has had, or is reasonably likely to have, a Material Adverse Effect on Acquiror.

NEXT PAGE

                    (d) Officers' Certificate. Acquiree Bank shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Acquiror MHC, Acquiror Bancorp and Acquiror Bank to the effect that the conditions set forth in Sections 6.3(a) , (b and (c) have been satisfied.

                    (e) Good Standing and Other Certificates. Acquiree Bank shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiror and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as Acquiree Bank may reasonably require.

                    (f) Corporate Authorization. All corporate action required to be taken by or on the part of Acquiror to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiror of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and members or stockholders of Acquiror, as the case may be, and Acquiree Bank shall have received certified copies of the resolutions evidencing such authorization.

                    (g) Certain Agreements. The Acquiror Bank shall have executed the Employment Agreement, the Key Employee's SERP Agreement, the Acquiror Bank Directors' Retirement Plan Agreement for each Acquiree Bank director, subject to execution thereof by the other parties thereto, which agreements shall take effect immediately following the Effective Time; provided the foregoing shall not be a condition or apply with respect to a party thereto who terminates service for any reason with Acquiree Bank prior to the Effective Time.

ARTICLE VII - TERMINATION

            7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any required member or stockholder approval:

                    (a) Mutual Consent. By the mutual written consent of Acquiror MHC, Acquiror Bancorp, Acquiror Bank and Acquiree Bank; or

                    (b) No Stockholder or Member Approval. By Acquiror or Acquiree Bank, in the event of the failure of Acquiror Bancorp's stockholders or Acquiror MHC's members or the failure of the members of Acquiree Bank to approve or adopt this Agreement at their respective stockholders or members meetings, as applicable, to the extent such stockholder or member approval is required by the OTS, provided, however, that;

(k) (i) Acquiror shall only be entitled to terminate the Agreement pursuant to this clause if Acquiror MHC and Acquiror Bancorp have complied in all material respects with their obligations under Section 5.7; and

(k) (ii) Acquiree Bank shall only be entitled to terminate the Agreement pursuant to this clause if Acquiree Bank has complied in all material respects with its obligations under Section 5.7; or

                    (c) No Regulatory Approval. By either Acquiror or Acquiree Bank, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval; provided, however, that no

NEXT PAGE

party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of that party set forth herein, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

                    (d) Delay. By either Acquiror or Acquiree Bank, in the event the Effective Date of the Merger shall not have occurred by December 31, 2005, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

                    (e) Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Acquiror or Acquiree Bank (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that either of their respective Boards of Directors determines, by a majority vote of the members of such entire Board of Directors, that the other party shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or failure to perform, and (ii) renders the conditions set forth in Sections 6.2(a), (b) or (c) or Sections 6.3(a, (b) or (c), as the case may, incapable of being satisfied; or

                    (f) Failure of Acquiree Bank to Recommend Approval. By Acquiror if: (i) the Board of Directors of Acquiree Bank does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval or adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of Acquiree Bank withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Acquiror; or

                    (g) Failure of Acquiror to Recommend Approval. By Acquiree Bank if: (i) the Board of Directors of Acquiror MHC or Acquiror Bancorp, as applicable, does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, that the members of Acquiror MHC or the stockholders of Acquiror Bancorp, as applicable, approve or adopt this Agreement or (ii) after making such recommendation in such proxy statement, the Board of Directors of Acquiror MHC or Acquiror Bancorp, as applicable, withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Acquiree Bank; or

                    (h) Superior Proposal. By the Board of Directors of Acquiree Bank, if the Board of Directors of Acquiree Bank authorizes Acquiree Bank to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Acquiree Bank has determined is a Superior Proposal; provided, that Acquiree Bank shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following Acquiree Bank's written notice advising Acquiror Bancorp that Acquiree Bank has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Acquiree Bank intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Acquiree Bank shall provide a reasonable opportunity to Acquiror Bancorp during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable Acquiree Bank to proceed with the transactions contemplated herein on such adjusted terms.

NEXT PAGE

            7.2 Termination Fees and Expenses.

                    (a) If this Agreement is validly terminated (i) by Acquiree Bank pursuant to Section 7.1(e) as a result of Acquiror's willful or intentional breach, in any material respect, of its representations or warranties or as a result of Acquiror's willful or intentional failure to perform in any material respect, any of its covenants or other agreements contained in this Agreement or (ii) by Acquiree Bank pursuant to Section 7.1(g), Acquiror Bancorp shall pay Acquiree Bank a termination fee of $175,000. Neither party shall have committed a willful or intentional breach of its representations relating to "Environmental Matters" unless the breach was actually known by an officer or director of such party and was not promptly disclosed after such knowledge was obtained.

                    (b) If this Agreement is validly terminated (i) by Acquiror pursuant to Section 7.1(e) hereof as a result of Acquiree Bank's willful or intentional breach, in any material respect, of its representations or warranties or as a result of Acquiree Bank's willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, (ii) by Acquiror pursuant to Section 7.1(f), or (iii) by Acquiree Bank pursuant to Section 7.1(h) hereof, Acquiree Bank shall pay Acquiror a termination fee of $175,000.

            7.3 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Acquiree Bank as provided in Section 7.1, this Agreement shall forthwith become void and, subject toSection 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that Sections 5.3(c), 7.2, 7.3 and 8.6, shall survive any termination of this Agreement.

ARTICLE VIII - CERTAIN OTHER MATTERS

            8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

            8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.11 of this Agreement, shall survive the Effective Time. All representations, warranties, and other agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

            8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

            8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

            8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, without regard to conflicts of laws principles.

            8.6 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

NEXT PAGE

            8.7 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

            If to Acquiror MHC, Acquiror Bancorp and Acquiror Bank, to:

                   Citizens Community Bancorp
                   2174 Eastridge Center
                   Eau Claire, Wisconsin 54701
                   Facsimile: (715) 830-5265
                   Attention: James G. Cooley

            With copies to:

                   Silver, Freedman & Taff, L.L.P.
                   1700 Wisconsin Ave., NW
                   Washington, DC 20016
                   Facsimile: (202) 337-5502
                   Attention: Martin L. Meyrowitz, P.C.

            If to Acquiree Bank, to:

                   Community Plus Savings Bank
                   310 W. Tienken Road
                   Rochester Hills, Michigan 48306
                   Facsimile: (248) 651-8485
                          Attention: Brian Ashley

            With copies to:

                   O'Reilly Rancilio, P.C.
                   12900 Hall Road, Suite 350
                   Sterling Heights, Michigan 48313
                   Facsimile: (586) 726-1560
                   Attention: Charles E. Turnball, Esq.

            8.8 Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 5.11 and 5.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the written consent of the other parties.

NEXT PAGE

            The parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CITIZENS COMMUNITY MHC
By:	/s/ James G. Cooley James G. Cooley President and Chief Executive Officer
CITIZENS COMMUNITY BANCORP
By:	/s/ James G. Cooley James G. Cooley President and Chief Executive Officer
CITIZENS COMMUNITY FEDERAL
By:	/s/ James G. Cooley James G. Cooley President and Chief Executive Officer
COMMUNITY PLUS SAVINGS BANK
By:	/s/ Brian Ashley Brian Ashley President and Chief Executive Officer

NEXT PAGE

Appendix B

Fairness Opinion of Keefe, Bruyette & Woods

[LOGO]     KEEFE, BRUYETTE & WOODS

January 6, 2005

Board of Directors
Citizens Community Bancorp
2174 Eastridge Center
Eau Claire, WI 54701

Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Citizens Community Bancorp ("Citizens Community") of the consideration to be paid by Citizens Community in the merger (the "Merger") between the Citizens Community and Community Plus Savings Bank ("Community Plus"). We have not been requested to opine as to, and our opinion does not in any manner address, Citizens Communitys underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Reorganization dated January 6, 2005 between Citizens Community and Community Plus (the "Agreement"), at the effective time of the Merger, Citizens Community Bancorp will issue to Citizens Community MHC a number of shares of Citizens Community Bancorp Common Stock equal to dividing the Appraised Value of Community Plus of $9.25 million by the Market Price of Citizens Community Bancorp. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. Further, we are familiar with the market value of mutual savings institutions that convert to the stock form of organization.

In connection with this opinion, we reviewed publicly available financial data relating to Citizens Community including: Annual Reports for the years ended September 30, 2004, 2003 and 2002, and the 10-K for the year ended September 30, 2004 and other information we deemed relevant. We discussed with senior management of Citizens Community the current position and prospective outlook for Citizens Community. We considered historical quotations and the prices of recorded transactions in Citizens Communitys common stock. We reviewed financial and stock market data of other savings institutions, particularly in the Midwest region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions where the acquirer was a savings institution as well as several recent mutual-to-stock conversion valuations.

            Keefe, Bruyette & Woods   •    211 Bradenton Ave.    •    Dublin, Ohio 43017
            614.7668400   •    Fax 614.766.8406

NEXT PAGE

Board of Directors
Citizens Community Bancorp
January 6, 2005

For Community Plus, we reviewed financial data relating to Community Plus Savings Bank including: the December 31, 2003, 2002 and 2001 audited financial statements, the FDIC Call Report for March 31, 2004, the quarterly OTS Thrift Financial Reports for June 30 and September 30, 2004, statements and other information we deemed relevant. We reviewed RP Financials pro forma valuation as presented to Community Plus on December 20, 2004. For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by Community Plus, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including projections and asset valuations we received from Community Plus, we assumed that they had been reasonably prepared reflecting the best currently available estimates and judgment of Community Plus management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of Community Plus. We have further relied on the assurances of management of Community Plus that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax, or accounting nature; or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Citizens Community or the ability to consummate the Merger. Our opinion is based on the market, economic, and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to Citizens Community in connection with the Merger and will receive a fee for such services. In addition, Citizens Community has agreed to indemnify us for certain liabilities arising out of our engagement by Citizens Community in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Merger Consideration to be paid by Citizens Community in the Merger is fair, from a financial point of view, to the stockholders of Citizens Community.

This opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement/prospectus of Citizens Community used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Citizens Community in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Sincerely,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Proxy Card

REVOCABLE PROXY

CITIZENS COMMUNITY BANCORP
SPECIAL MEETING OF SHAREHOLDERS

June 16, 2005

             The undersigned hereby appoints James G. Cooley and Richard McHugh as the official Proxy Committee of the Board of Directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Citizens Community Bancorp, which the undersigned is entitled to vote at the Special Meeting of Shareholders ("Meeting"), to be held at the Citizens Community Federal offices at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin., on Thursday, June 16, 2005, at 10:00 a.m., local time, and at any and all adjournments thereof. The Board of Directors recommends a vote "FOR" the listed proposals.

            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of the proposals set forth herein.

		VOTE FOR	VOTE AGAINST	ABSTAIN

1.	The approval of the issuance of 715,391 shares of common stock, $0.01 par value, of Citizens Community Bancorp, subject to adjustment, to Citizens Community MHC pursuant to the Agreement and Plan of Merger, dated as of January 6, 2005, by and among Citizens Community MHC, Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank, pursuant to which Community Plus Savings Bank will merge with and into Citizens Community Federal.

2.	Such other matters that may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Back of Card

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

             This proxy may be revoked at any time before it is voted by delivering to the Secretary of Citizens Community Bancorp, on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Citizens Community Bancorp common stock, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

             The undersigned acknowledges receipt from Citizens Community Bancorp, prior to the execution of this Proxy, the Notice of Special Meeting, a Proxy Statement.

Dated: _________________________, 2005
PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER
Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

END